Exhibit 4.1

Execution Version

SURGERY CENTER HOLDINGS, INC.,
as Issuer

the GUARANTORS party hereto from time to time

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

$430,000,000 10.000% Senior Notes due 2027

INDENTURE

Dated as of April 11, 2019

i

(cont’d)

(cont’d)

(cont’d)

Page

SECTION 13.16 Table of Contents; Headings	133
SECTION 13.17 Force Majeure	133
SECTION 13.18 Severability	133

EXHIBIT A	Form of Global Restricted Note
EXHIBIT B	Form of Supplemental Indenture
EXHIBIT C	Form of Certificate to be Delivered Upon Termination of Restricted Period
EXHIBIT D	Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S
EXHIBIT E	Form of Institutional Accredited Investor Transferee Letter of Representation

INDENTURE dated as of April 11, 2019, among SURGERY CENTER HOLDINGS, INC., a Delaware corporation (the “Issuer”), the Guarantors party hereto from time to time and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee (and its successors in such capacity, the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) its $430,000,000 10.000% Senior Notes due 2027 (the “Initial Notes”), each as issued on the date hereof and (ii) any additional notes (the “Additional Notes,” and together with any Initial Notes, the “Notes”);

WHEREAS, the obligations of the Issuer with respect to the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observation of each covenant and agreement under this Indenture on the part of the Issuer to be performed or observed will be unconditionally and irrevocably guaranteed by the Guarantors; and

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer and (ii) to make this Indenture a valid agreement of the Issuer have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1  Definitions.

“Acquired Indebtedness” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1)                                 any property or assets (other than Capital Stock) used or to be used by the Issuer or a Restricted Subsidiary or otherwise useful in a Similar Business or otherwise intended to replace any property or assets that are the subject of such Asset Disposition;

(2)                                 the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary of the Issuer; or

(3)                                 Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Issuer.

“Additional Notes” has the meaning ascribed to it in the first introductory paragraph of this Indenture.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means possession of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Code Section 163(i).

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)                                 1.0% of the outstanding principal amount of such Note and

(2)                                 the excess (to the extent positive) of:

(a)                                 the present value at such redemption date of (i) the redemption price of such Note at April 15, 2022 (such redemption price (expressed in percentage of principal amount) being set forth in the table in Section 5.7(d)), plus (ii) all required remaining scheduled interest payments due on such Note to and excluding such date set forth in clause (i) (excluding accrued but unpaid interest to, but excluding, the redemption date), computed using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points; over

(b)                                 the outstanding principal amount of such Note on such redemption date;

in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate.   The Trustee will have no duty to calculate or verify the Issuer’s calculation of the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer, exchange, payment, notice or other activity of the Depositary on behalf of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer, exchange, payment, notice or other activity.

“Applicable Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to April 15, 2022; provided, however, that if the period from the redemption date to April 15, 2022 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a)                                 the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Issuer or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Issuer) (each referred to in this definition as a “disposition”); or

(b)                                 the issuance or sale of Capital Stock of any Restricted Subsidiary (other than (x) directors’ qualifying shares or other ownership interests and (y) a nominal number of shares or other ownership interests issued to foreign nationals to the extent required by applicable laws), whether in a single transaction or a series of related transactions;

in each case under the foregoing clauses (a) and (b), other than:

(1)                                 a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary, including the disposition of intellectual property or other general intangibles pursuant to any Intercompany License Agreement;

(2)                                 a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3)                                 a disposition of goods, inventory or other assets in the ordinary course of business or consistent with past practice (including allowing any registrations or any applications for registrations of any intellectual property rights to lapse or go abandoned in the ordinary course of business or consistent with past practice);

(4)                                 a disposition of obsolete, worn-out, uneconomic or damaged property, equipment or other assets or property, equipment or other assets (including any leasehold property interests) that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Issuer and its Restricted Subsidiaries, in each case, whether now or hereafter owned or leased or acquired in connection with an acquisition;

(5)                                 transactions permitted under Section 4.1 or a transaction that constitutes a Change of Control;

(6)                                 an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Issuer;

(7)                                 any dispositions of assets or any issuance or sale of Capital Stock of any Restricted Subsidiary in a single transaction or series of related transactions with an aggregate fair market value of less than the greater of (x) $37.5 million and (y) 12.5% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recently ended Test Period at the time of such disposition or issuance or sale, as applicable;

(8)                                 any Restricted Payment that is permitted to be made, and is made, under Section 3.3 and the making of any Permitted Investment;

(9)                                 dispositions, including the incurrence of Liens that would otherwise constitute a disposition, in connection with the incurrence of Permitted Liens;

(10)                          dispositions of receivables (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)                          conveyances, sales, transfers, licenses or sublicenses or other dispositions of intellectual property, software or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(12)                          foreclosure, condemnation, expropriation or any similar action with respect to any property or other assets or casualty or insured damage to assets;

(13)                          the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(14)                          any issuance, disposition or pledge of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15)                          any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16)                          (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 270 days thereof, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is purchased within 270 days thereof) and (iii) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17)                          any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility;

(18)                          any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by this Indenture;

(19)                          dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to, customary buy/sell arrangements between the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(20)                          (i) the termination or otherwise collapsing of its cost sharing agreements with the Issuer or any Subsidiary and settlement of any crossing payments in connection therewith, (ii) the conversion of any intercompany Indebtedness to Capital Stock or any Capital Stock to intercompany Indebtedness, (iii) the transfer of any intercompany Indebtedness to the Issuer or any Restricted Subsidiary, (iv) the settlement, discount, write off, forgiveness or cancellation of any intercompany Indebtedness or other obligation owing by the Issuer or any Restricted Subsidiary, (v) the settlement, discount, write off, forgiveness or cancellation of any Indebtedness owing by any present or former consultants, managers, directors, officers or employees of the Issuer, any Parent Entity, or any Subsidiary thereof or any of their successors or assigns or (vi) the surrender or waiver of contractual rights and settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(21)                          the unwinding of any obligations in respect of Cash Management Services or any Hedging Obligations pursuant to their respective terms;

(22)                          any sales, transfers, leases and other dispositions made in order to effect the Previous Transactions or any Permitted Reorganization;

(23)                          samples, including time-limited evaluation software, provided to customers or prospective customers;

(24)                          [reserved];

(25)                          any disposition in connection with Permitted Sale and Leasebacks permitted under Section 3.2(b)(7);

(26)                          any disposition of non-core assets acquired in connection with any Permitted Acquisition or Investment permitted under this Indenture;

(27)                          the sale of Capital Stock in a Qualified Restricted Subsidiary to a Strategic Investor in the ordinary course of business; or

(28)                          any swap of assets in exchange for services or other assets in the ordinary course of business for comparable or greater fair market value or usefulness to the business of the Issuer and the Restricted Subsidiaries, taken as a whole, as determined in good faith by the Issuer.

“Bank Products” means, collectively, any services or facilities (other than Cash Management Services or any borrowing under the Credit Agreement) on account of (i) credit and debit cards and (ii) purchase cards and other card payment products.

“Bankruptcy Law” means Title 11 of the United States Code or similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means (1) with respect to the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function.  Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect of the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the place of payment are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means a Subsidiary of the Issuer established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Issuer or any of its Subsidiaries or joint ventures or to insure related or unrelated businesses.

“Cash Equivalents” means:

(1)                                 (a) Dollars, Euros, Pounds Sterling, Canadian Dollars, or any national currency of any Participating Member State in the European Union or (b) local currencies held from time to time in the ordinary course of business;

(2)                                 securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3)                                 certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case, with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the equivalent thereof as of the date of determination) in the case of foreign banks;

(4)                                 repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (8) below entered into with any Person referenced in clause (3) above;

(5)                                 commercial paper rated at least P-2 (or the equivalent thereof) by Moody’s or at least A-2 (or the equivalent thereof) by S&P and in each case maturing within 24 months after the date of creation thereof;

(6)                                 marketable short-term money market and similar securities having a rating of at least P-2 or A-2 (or, in either case, the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7)                                 readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8)                                 Indebtedness or preferred Capital Stock issued by Persons with a rating of “A” (or the equivalent thereof) or higher from S&P or “A2” (or the equivalent thereof) or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(9)                                 solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case, maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case, with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by entities for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction;

(10)                          in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (1) through (8) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies; and

(11)                          investment funds investing all or substantially all of their assets in securities of the types described in clauses (1) through (8) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than set forth in clause (1) above; provided that such amounts are converted into currencies listed in clause (1) within 10 Business Days following receipt of such amounts.

“Cash Management Services” means any one or more of the following types of services or facilities: (a) ACH transactions, (b) treasury and/or cash management services, including, controlled disbursement services, depository, overdraft and electronic funds transfer services, (c) foreign exchange facilities, (d) deposit and other accounts, and (e) merchant services (other than those constituting a line of credit).  For the avoidance of doubt, Cash Management Services do not include Hedging Obligations.

“CFC” means a Subsidiary of the Issuer that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means:

(1)                                 the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holders) that are together (1) a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) or (2) acting, for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), as a group, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer directly or indirectly through any of its direct or indirect parents holding directly or indirectly 100% of the voting power of the Voting Stock of the Issuer; or

(2)                                 the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by way of merger, consolidation or amalgamation or other business combination transaction) of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than a Restricted Subsidiary or one or more Permitted Holders.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person and its Restricted Subsidiaries for the applicable Test Period to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such Test Period.

(1)                                 In the event that the Issuer or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, repays, defeases, retires or extinguishes any Indebtedness (in each case, other than Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes) or issues or redeems Disqualified Stock, in each case, (i) during the applicable Test Period for which the Consolidated Coverage Ratio or any other financial ratio or test under this Indenture is being calculated or (ii) subsequent to the end of such Test Period and prior to or simultaneously with the event for which the calculation of the Consolidated Coverage Ratio or such other financial ratio or test under this Indenture is made (the “Ratio Calculation Date”), then the Consolidated Coverage Ratio shall be calculated giving Pro Forma Effect to such Incurrence, assumption, Guarantee, redemption, repayment, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock, as the case may be, as if the same had occurred at the beginning of the applicable Test Period (and for the purposes of the numerator of each of the Consolidated Total Net Leverage Ratio and the Consolidated Secured Net Leverage Ratio, as if the same had occurred on the last day of the applicable Test Period).

(2)                                 For purposes of making the computation referred to above, any Specified Transaction that has been made by the Issuer or any of its Restricted Subsidiaries during the applicable Test Period or subsequent to the end of such Test Period and prior to or simultaneously with the Ratio Calculation Date shall be calculated on a Pro Forma Basis assuming that all Specified Transactions (and the change in any associated interest coverage obligations and change in Consolidated EBITDA and the component financial definitions used therein, as applicable, attributable to any Specified Transaction) had occurred on the first day of such Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Investment, acquisition, disposition, merger, consolidation or amalgamation that would have required adjustment pursuant to this definition, then the Consolidated Coverage Ratio or any other financial ratio or test being calculated pursuant to this Indenture shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Investment, acquisition, disposition, merger, consolidation or amalgamation had occurred at the beginning of such Test Period.

(3)                                 For purposes of this definition and the definitions of “Consolidated Total Net Leverage Ratio” and “Consolidated Secured Net Leverage Ratio,” whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Issuer and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, operating improvements and synergies resulting from or relating to such Specified Transaction  (and related insourcing initiatives) projected by the Issuer in good faith to be realized as a result of actions taken or with respect to which substantial steps have been taken or are expected to be taken (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, operating improvements and synergies were realized during the entirety of such period and such that “run-rate” means the full recurring benefit for a period that is associated with any action taken, for which substantial steps have been taken or are expected to be taken net of the amount of actual benefits realized during such period from such actions), and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests relating to such Specified Transaction (and in respect of any subsequent pro forma calculations in which such Specified Transaction or cost savings, operating expense reductions, operating improvements and synergies are given Pro Forma Effect) and during any applicable subsequent Test Period for any subsequent calculation of such financial ratios and tests; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Issuer, (B) such actions are taken or substantial steps with respect to such actions are or are expected to be taken no later than 24 months after the date of such Specified Transaction, and (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period.

(4)                                 If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Ratio Calculation Date had been the applicable rate for the entire applicable Test Period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuer may designate.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures (including Capitalized Software Expenditures), expenditures relating to software, license and intellectual property payments, any lease related assets recorded in purchase accounting, customer acquisition costs, original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1)                                 increased by (without duplication):

(a)                                 provision for taxes based on income or profits or capital, including U.S. federal, state, non-U.S., franchise, excise, value added, and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid, expected to be paid, or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(b)                                 Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period (including (1) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense), together with items excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)                                  Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period to the extent the same were deducted in computing Consolidated Net Income; plus

(d)                                 any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments; plus

(e)                                  any other non-cash charges, expenses or losses, including any non-cash expense relating to the vesting of warrants, non-cash asset retirement costs and any write offs, write downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Issuer may determine not to add back such non-cash charge in the current period and (2) to the extent the Issuer does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f)            the Net Income of any Person to the extent excluded from the calculation of Consolidated Net Income pursuant to clause (5) of the definition thereof (i.e., the minority interest of the Issuer or any Guarantor in the entities generating such Net Income); plus

(g)           the amount of management, monitoring, consulting, advisory and other fees (including termination and transaction fees) and indemnities and expenses paid or accrued in such period to the Sponsor or any of its Affiliates; plus

(h)           costs of surety bonds incurred in such period in connection with financing activities; plus

(i)            (A) the amount of “run-rate” cost savings, operating expense reductions, operating improvements and synergies related to the Previous Transactions projected by the Issuer in good faith to be realized as a result of actions either taken or expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Issuer) within 24 months after the Existing Notes Escrow Release Date (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined (the “EBITDA Determination Period”), and as if such cost savings, operating expense reductions and synergies were realized during the entirety of the EBITDA Determination Period), net of the amount of actual benefits realized during the EBITDA Determination Period from such actions; provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Issuer, (B) the amount of “run-rate” cost savings, operating expense reductions, operating improvements and synergies related to mergers and other business combinations, acquisitions, divestures, restructurings, insourcing initiatives, cost savings initiatives and other similar initiatives consummated prior to or after the Issue Date and not contemplated by sub-clause (A) of this clause (i) projected by the Issuer in good faith as a result of actions either taken or are expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Issuer) within 24 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the EBITDA Determination Period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of the EBITDA Determination Period), net of the amount of actual benefits realized during the EBITDA Determination Period from such actions; provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith determination of the Issuer, and (C) the amount of “run-rate” impact on Consolidated EBITDA occurring as a result of business initiatives consummated, continued or expanded prior to or after the Issue Date and not contemplated by sub-clauses (A) and (B) of this clause (i) projected by the Issuer in good faith as a result of actions either taken or expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Issuer) within 24 months of the applicable business initiative; provided, that such impact on Consolidated EBITDA is reasonably identifiable and factually supportable, in the good faith determination of the Issuer; provided, further, that (x) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the EBITDA Determination Period and (y) for purposes of this clause (i), “run-rate” means the full recurring benefit for a period that is associated with any action either taken or expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Issuer); plus

(j)            the amount of loss or discount on sale of (x) Receivables Assets and related assets in connection with a Receivables Facility and (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing; plus

(k)           any costs or expense incurred by the Issuer or any Restricted Subsidiary pursuant to any management equity plan or equity option plan or any other management or employee benefit plan or agreement or any equity subscription or equityholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Capital Stock of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 3.3(a)(iii) and have not been relied on for purposes of any incurrence of Indebtedness under Section 3.2(b)(10); plus

(l)            the amount of expenses relating to payments made to option holders of any direct or indirect parent of the Issuer in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture; plus

(m)          with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to the Issuer’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary); plus

(n)           costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith or other enhanced accounting functions and Public Company Costs; plus

(o)           cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(p)           to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, (i) any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any acquisition or investment or any sale, conveyance, transfer, or other Asset Disposition of assets permitted hereunder and (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption; plus

(q)           with respect to any Restricted Subsidiary that is not wholly owned by the Issuer or any Guarantor that has any outstanding notes(s) issued to the Issuer or any Guarantor, the least of (i) the minority interest of such Restricted Subsidiary as of the last day of such period, (ii) the outstanding amount of all notes issued by such Restricted Subsidiary to the Issuer or any Guarantor as of the last day of such period and (iii) the amount of the Consolidated EBITDA of such Restricted Subsidiary for such period that is not otherwise included in the calculation of Consolidated EBITDA for such period, all as determined in accordance with GAAP; plus

(r)            letter of credit fees; plus

(s)            any net loss from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of); plus

(t)            with respect to any Person in which the Issuer or a Guarantor holds an equity interest, but which is not a Subsidiary of the Issuer, that has any outstanding note(s) issued to the Issuer or any Guarantor, the lesser of (i) the outstanding amount of all notes issued by such Person to the Issuer or a Guarantor as of the last day of such period and (ii) the amount of the Consolidated EBITDA of such Person for such period that is not otherwise included in the calculation of Consolidated EBITDA for such period, all as determined in accordance with GAAP; and

(2)           decreased by (without duplication):

(a)           non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; provided that, to the extent non-cash gains are deducted pursuant to this clause (2)(a) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein; plus

(b)           any net income from disposed, abandoned, transferred, closed or discontinued operations (excluding held for sale discontinued operations until actually disposed of); plus

(c)           the amount of gain on sale of (x) Receivables Assets and related assets in connection with a Receivables Facility and (y) Securitization Assets and related assets in connection with a Qualified Securitization Financing.

For the avoidance of doubt: (i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, (ii) to the extent any add-backs or deductions are reflected in the calculation of Consolidated Net Income, such add-backs and deductions shall not be duplicated in determining Consolidated EBITDA and (iii) Consolidated EBITDA shall be calculated giving effect to pro forma adjustments as set forth in the definition of “Consolidated Coverage Ratio.”

Unless otherwise stated or context clearly dictates otherwise, references to Consolidated EBITDA shall refer to the Consolidated EBITDA of the Issuer.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)           consolidated cash interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (x) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (y) capitalized interest to the extent paid in cash, and (z) net payments (over payments received), if any, made pursuant to interest rate Hedging Obligations with respect to Indebtedness); plus

(2)           any cash payments made during such period in respect of the accretion or accrual of discounted liabilities referred to in clause (i) of the proviso below relating to Funded Debt that were amortized or accrued in a previous period; less

(3)           cash interest income for such period;

provided, the following shall in all cases be excluded from Consolidated Interest Expense:

(a)           any one-time cash costs associated with breakage in respect of Hedging Obligations to the extent such costs would be otherwise included in Consolidated Interest Expense;

(b)           all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP;

(c)           any “additional interest” owing pursuant to a registration rights agreement;

(d)           non-cash interest expense attributable to a Parent Entity resulting from push-down accounting, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(e)           any non-cash expensing of bridge, commitment, and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period;

(f)            deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization and write-off thereof, and any amounts of non-cash interest;

(g)           annual agency fees paid to any administrative agent or collateral agent under any credit facilities or other debt instruments or documents;

(h)           costs associated with obtaining Hedging Obligations;

(i)            the accretion or accrual of discounted liabilities;

(j)            non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815;

(k)           any non-cash expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Previous Transactions or any acquisition;

(l)            commissions, discounts, yield, and other fees and charges (including any interest expense) related to any Receivables Facility or any Securitization Facility;

(m)          any prepayment premium or penalty; and

(n)           any lease, rental or other expense in connection with a Non-Finance Lease Obligation.

For purposes of this definition, interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(1)           any after-tax effect of (a) extraordinary, non-recurring, or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to the Previous Transactions), (b) Transaction Expenses, (c) severance, recruiting, retention and relocation costs, (d) signing bonuses and related expenses, (e) curtailments or modifications to pension and post-employment employee benefits plans, (f) start-up, transition, strategic initiative (including any multi-year strategic initiative) and integration costs, charges or expenses, (g) restructuring costs, charges, reserves or expenses, (h) costs, charges and expenses related to acquisitions and to the start-up, pre-opening, opening, closure, and/or consolidation of distribution centers, operations, offices and facilities, (i) business optimization costs, charges or expenses, (j) costs, charges and expenses incurred in connection with new product design, development and introductions, (k) costs and expenses incurred in connection with intellectual property development and new systems design, (l) costs and expenses incurred in connection with implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives, (m) any costs, expenses or charges relating to any governmental investigation or any litigation or other dispute and (n) one-time compensation charges, in each case under this clause (1), shall be excluded;

(2)           the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(3)           any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed, or discontinued operations shall be excluded;

(4)           any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Board of Directors (or analogous governing body) of the Issuer, shall be excluded;

(5)           the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, unless already included, Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents of the Issuer or any of its Restricted Subsidiaries) to the Issuer or a Restricted Subsidiary thereof in respect of such period;

(6)           solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(iii)(A), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equityholders, unless such restriction with respect to the payment of dividends or similar distributions (a) has been legally waived or otherwise released, (b) is imposed pursuant to this Indenture, the Existing Notes Indenture, the Credit Agreement, or any other Credit Facility, or (c) arises pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in this Indenture (as determined by the Issuer in good faith); provided that Consolidated Net Income of the referent Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to such Person or a Restricted Subsidiary in respect of such period, to the extent not already included therein;

(7)           effects of adjustments (including the effects of such adjustments pushed down to the Issuer and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification No. 805—Business Combinations and No. 350—Intangibles—Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Previous Transactions and any acquisition or investment that is consummated prior to or after the Issue Date or the amortization or write-off of any amounts thereof, in either case net of taxes, shall be excluded;

(8)           (a) any after-tax effect of any income (loss) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and any net gain or loss resulting in such period from Hedging Obligations pursuant to Financial Accounting Standards Codification Topic No. 815—Derivatives and Hedging (ASC 815) (or any successor provision) and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, and (c) any non-cash expense, income, or loss attributable to the movement in mark to market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded;

(9)           any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10)         (a) any non-cash compensation expense recorded from grants of equity appreciation or similar rights, phantom equity, equity options units, restricted equity, or other rights to officers, directors, managers, or employees, (b) non-cash income (loss) attributable to deferred compensation plans or trusts and (c) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic No. 505-50, Equity-Based Payments to Non-Employees, in each case shall be excluded;

(11)         any fees, charges, losses, costs and expenses incurred during such period, or any amortization thereof for such period, in connection with or related to any acquisition (including any Permitted Acquisition), Restricted Payment, Investment, recapitalization, asset sale, issuance, incurrence, registration or repayment or modification of Indebtedness, issuance or offering of Capital Stock, refinancing transaction or amendment, modification or waiver in respect of the documentation relating to any such transaction (in the case of each such transaction described in this clause (11), including any such transaction consummated prior to the Issue Date, the Previous Transactions and any such transaction undertaken but not completed and including, for the avoidance of doubt, (1) the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic No. 805—Business Combinations, (2) such fees, expenses, or charges related to the Incurrence of the Notes under this Indenture, the Existing Notes under the Existing Notes Indenture, the loans under the Credit Agreement and all Transaction Expenses related thereto, (3) such fees, expenses, or charges related to the entering into or offering of the Notes under this Indenture, the Existing Notes under the Existing Notes Indenture, the loans under the Credit Agreement and any other credit facilities or debt issuances or the entering into of any agreement in connection with Hedging Obligations, and (4) any amendment, modification or waiver in respect of the Notes, this Indenture, the Existing Notes, the Existing Notes Indenture, the Credit Agreement or the loans thereunder, or any other Indebtedness) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(12)         (a) accruals and reserves (including contingent liabilities) that are (x) established or adjusted within 12 months after the Existing Notes Escrow Release Date that are so required to be established as a result of the Previous Transactions or (y) established or adjusted within 12 months after the closing of any Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition, in each case in accordance with GAAP, or (b) charges, accruals, expenses and reserves as a result of adoption or modification of accounting policies, shall be excluded;

(13)         to the extent covered by insurance or indemnification and actually reimbursed, or, so long as, in the case of reimbursements or indemnifications not yet received, the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses, charges and expenses shall be excluded;

(14)         any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Previous Transactions, or the release of any valuation allowance related to such items, shall be excluded;

(15)         gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period shall be excluded;

(16)         any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded;

(17)         any non-cash adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation, shall be excluded; and

(18)         earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments, shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance.

Unless otherwise stated or context clearly dictates otherwise, references to Consolidated Net Income shall refer to the Consolidated Net Income of the Issuer.

“Consolidated Secured Indebtedness” means Consolidated Total Indebtedness as of such date that is secured by a Lien on any collateral securing the Credit Facility.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness of the Issuer and the Restricted Subsidiaries, minus cash and Cash Equivalents of the Issuer and the Restricted Subsidiaries to the extent not designated as restricted on the consolidated balance sheet of the Issuer and the Restricted Subsidiaries to (y) the aggregate amount of Consolidated EBITDA for the most recently ended Test Period, in each case, with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Coverage Ratio.”

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the aggregate principal amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries that would be reflected on a consolidated balance sheet (but excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Previous Transactions or any Permitted Acquisition or any other acquisition permitted under this Indenture)

consisting only of Indebtedness for borrowed money, Finance Lease Obligations and purchase money debt, and, without duplication, all Guarantees of any Indebtedness of such type that is owed to a Person that is not the Issuer or a Restricted Subsidiary (and excluding, for the avoidance of doubt, Hedging Obligations); provided that Consolidated Total Indebtedness shall not include letters of credit, bank guarantees or similar instruments, except, solely with respect to any standby letter of credit, to the extent of unreimbursed obligations in respect of any such drawn standby letter of credit (provided that any unreimbursed obligations in respect of any such drawn standby letter of credit shall not be included as Consolidated Total Indebtedness until three Business Days after such amount is drawn).

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness, minus cash and Cash Equivalents of the Issuer and the Restricted Subsidiaries to the extent not designated as restricted on the consolidated balance sheet of the Issuer and the Restricted Subsidiaries to (y) the aggregate amount of Consolidated EBITDA for the most recently ended Test Period, in each case, with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Coverage Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)           to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)           to advance or supply funds:

(a)           for the purchase or payment of any such primary obligation; or

(b)           to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)           to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” means the office of the Trustee at the address specified in Section 13.2 or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Credit Agreement” means, as applicable, any of (i) the Credit Agreement, dated as of August 31, 2017, by and among Holdings, the Issuer, the guarantors party thereto, Jefferies Finance LLC, as the administrative agent, the collateral agent, issuing bank and a lender (“Jefferies”), and each lender from time to time party thereto, together with the related documents thereto (including the term loans and revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and other collateral documents), as amended, restated, amended and restated, supplemented or otherwise modified or renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for revolving credit loans, term loans, letters of credit or other Indebtedness) from time to time and (ii) any one or more agreements (and related documents) governing Indebtedness, including credit agreements, indentures, financing agreements or otherwise, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder) in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under the Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements, indentures, financing agreements or otherwise, in each case, under clauses (i) and (ii), unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Credit Agreement.

“Credit Facility” means, with respect to the Issuer or any of its Subsidiaries, one or more of (i) any facility under the Credit Agreement and (ii) any other facilities, indentures or other arrangements (including commercial paper facilities and overdraft facilities), in each case, with one or more banks, other financial institutions, lenders or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivable in favor of such institutions), letters of credit or other Indebtedness, in each case, as amended, restated, amended and restated, supplemented or otherwise modified or renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes, any letters of credit and reimbursement obligations related thereto, any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Notes” means certificated Notes.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.  A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5.

“Designated Preferred Stock” means Preferred Stock of the Issuer or a Parent Entity (other than Disqualified Stock) (a) that is issued for cash (other than to the Issuer or a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any such Subsidiary for the benefit of their employees to the extent funded by the Issuer or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Issuer at or prior to the issuance thereof, the net cash proceeds of which are excluded from the calculation set forth in Section 3.3(a)(iii)(B).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Issuer having no material direct or indirect financial interest in or with respect to such Affiliate Transaction.  A member of the Board of Directors of the Issuer shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, in whole or in part, in each case, prior to the Stated Maturity of the Notes; provided that if such Capital Stock is issued to any plan for the benefit of any employee, director, manager or consultant of the Issuer (or any direct or indirect parent thereof) or its Subsidiaries or by any such plan to such employee, director, manager or consultant, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, director, manager or consultant.

“Dollars” or “$” means the lawful money of the United States.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means (x) a sale of Capital Stock of the Issuer (other than Disqualified Stock, Designated Preferred Stock or Capital Stock issued to any Subsidiary of the Issuer) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) a sale of Capital Stock or other securities by a Parent Entity (other than Disqualified Stock, Designated Preferred Stock or Capital Stock issued to the Issuer or any Subsidiary of the Issuer), the proceeds of which are contributed to the equity (other than through an Excluded Contribution) of the Issuer or any of its Restricted Subsidiaries.

“Euro” means the single currency of Participating Member States.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means net cash proceeds, the fair market value of marketable securities or property or assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business, in each case, received by the Issuer as capital contributions to the common equity of the Issuer after the Issue Date or from the issuance or sale (other than to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or to any management equity plan or equity option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Issuer.

“Existing Notes” means the Issuer’s existing $370,000,000 of 6.750% Senior Notes due 2025 issued under the Existing Notes Indenture.

“Existing Notes Escrow Release Date” means August 31, 2017.

“Existing Notes Indenture” means that certain Indenture, dated as of June 30, 2017, by and among the Issuer (as successor in interest to SP Finco, LLC), the Guarantors (as defined therein) party thereto from time to time and Wilmington Trust, National Association, a national banking association, as trustee, together with the related documents thereto (including any note guarantees), as amended, restated, amended and restated, supplemented or otherwise modified or renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions, whether with the original trustee and holders or other trustee and holders or otherwise, and whether provided under the original indenture or one or more other indentures, supplemental indentures or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount issued thereunder or altering the maturity thereof or providing for other Indebtedness) from time to time.

“fair market value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Issuer.

“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease on the balance sheet of that Person.

“Finance Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that Finance Lease Obligations shall, for the avoidance of doubt, exclude all Non-Finance Lease Obligations.

“Foreign Subsidiary” means, with respect to any Person, (i) any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary, (ii) any Domestic Subsidiary of the Issuer that has no material assets other than (x) the equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more Foreign Subsidiaries that are CFCs or Indebtedness issued by one or more Foreign Subsidiaries that are CFCs and (y) cash and Cash

Equivalents and other assets being held on a temporary basis incidental to the holding of assets described in clause (x) of this definition and (iii) any Domestic Subsidiary that is a direct or indirect subsidiary of a CFC.

“Funded Debt” means all Indebtedness of the Issuer and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the sole option of the Issuer or any Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that all ratios, computations and other determinations based on GAAP contained in this Indenture shall be computed in accordance with GAAP as in effect on the Issue Date.  At any time after the Issue Date, the Issuer may elect to apply for all purposes of this Indenture, in lieu of GAAP, IFRS and, upon such election, references to GAAP herein will be construed to mean IFRS as in effect from time to time; provided that (1) all financial statements and reports to be provided, after such election, pursuant to this Indenture shall be prepared on the basis of IFRS as in effect from time to time, and (2) from and after such election, all ratios, computations, and other determinations based on GAAP contained in this Indenture shall still be required to be computed in conformity with GAAP as in effect on the Issue Date.  For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Global Note Legend” means the legend set forth in Section 2.1(e).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person; provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Restricted Subsidiary that Guarantees the Notes, until such Note Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such person under (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the respective nominee of DTC.

“Holdings” means SP Holdco I, Inc., a Delaware corporation, or any successor thereto.

“IFRS” means International Financial Reporting Standards, as adopted by the International Accounting Standards Board and/or the European Union, as in effect from time to time.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for Indebtedness, Disqualified Stock or, in the case of any Restricted Subsidiary, Preferred Stock; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)           the principal of indebtedness of such Person for borrowed money;

(2)           the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)           all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except reimbursement obligations under trade or commercial letters of credit);

(4)           the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)           Finance Lease Obligations of such Person;

(6)           [reserved];

(7)           the principal component of all Indebtedness of other Persons for borrowed money secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the unpaid amount of such Indebtedness of such other Persons;

(8)           Guarantees by such Person of the principal component of Indebtedness of other Persons, other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(9)           to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

solely (other than in the case of clauses (7), (8) and (9) above) if and to the extent any of the foregoing (other than letters of credit) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, however, that Indebtedness of any Parent Entity appearing on the balance sheet of the Issuer solely by reason of push down accounting under GAAP shall be excluded.

The term “Indebtedness” shall not include any prepayments or deposits received from clients or customers in the ordinary course of business or consistent with past practice, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice.

For all purposes hereof, the Indebtedness of any Person shall (A) with respect to any non-Wholly-Owned Subsidiary (including guarantee obligations in respect of obligations of a non-Wholly-Owned Subsidiary), exclude such portion of the Indebtedness (or guarantee obligations in respect of obligations) of such non-Wholly-Owned Subsidiary that corresponds to the equity interest share of third parties in such non-Wholly-Owned Subsidiary, (B) in the case of the Issuer and the Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (C) exclude all reimbursement obligations under trade or commercial letters of credit.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding.  The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)            Contingent Obligations Incurred in the ordinary course of business or consistent with past practice;

(ii)           Cash Management Services;

(iii)          obligations under or in respect of Receivables Facilities and Securitization Facilities;

(iv)          prepaid or deferred revenue arising in the ordinary course of business;

(v)           purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset;

(vi)          trade accounts and accrued expenses payable in the ordinary course of business and accruals for payroll and other liabilities accrued in the ordinary course of business;

(vii)         any earn-out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP;

(viii)        for the avoidance of doubt, customary obligations under employment agreements and deferred compensation and any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(ix)          amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to the Previous Transactions or any other Investment permitted by this Indenture; or

(x)           Non-Finance Lease Obligations.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged and that is disinterested with respect to the applicable transaction.

“Initial Notes” has the meaning ascribed to it in the first introductory paragraph of this Indenture.

“Initial Public Offering” means the initial public offering of 14,285,000 shares of Parent pursuant to the prospectus dated September 30, 2015.

“Initial Purchasers” means Jefferies LLC, KKR Capital Markets LLC and Macquarie Capital (USA) Inc.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, intellectual property rights transfer agreement or any related agreements, in each case where all the parties to such agreement are the Issuer or a Restricted Subsidiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel, and similar advances to officers, directors, managers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock, or other securities issued by any other Person, or the purchase or other acquisition, in one transaction or a series of related transactions, of all or substantially all of the assets of another Person or assets constituting a business unit, line of business or division of such Person; provided that Investments shall not include, in the case of the Issuer and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness made to or owing by the Issuer or a Restricted Subsidiary having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business; provided, further, that, in the event that any Investment is made by the Issuer or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through the Issuer or any Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 3.3.

For purposes of Sections 3.3 and 3.19:

(1)           “Investment” will include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Issuer at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)           any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Issuer or a Restricted Subsidiary in respect of such Investment in an aggregate amount not to exceed the original cost of such Investment (provided that, with respect to amounts received other than in the form of cash or Cash Equivalents, such amount shall be equal to the fair market value of such consideration).

“Investment Grade Securities” means:

(1)           securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)           securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)           debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(4)           investments in any fund that invests all or substantially all of its assets in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and

(5)           corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investment Grade Status” shall occur when the Notes receive each of the following:

(1)           a rating of “BBB-” or higher from S&P; and

(2)           a rating of “Baa3” or higher from Moody’s;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means April 11, 2019.

“Issuer” has the meaning assigned to such term in the preamble of this Indenture.

“Lien” means, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind in respect of such asset, including any conditional sale or other title retention agreement, and any lease in the nature thereof; provided that in no event shall an operating lease (or other lease in respect of a Non-Finance Lease Obligation) or a license to use intellectual property be deemed to constitute a Lien.

“Limited Condition Transaction” means (i) any Permitted Acquisition or other permitted Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Management Advances” means loans and advances made to, or Guarantees with respect to Indebtedness of, directors, officers, employees, managers or consultants of any Parent Entity, the Issuer or any Restricted Subsidiary:

(1)           (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or consistent with past practice, (b) in respect of payroll advances, or (c) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Issuer, its Subsidiaries or any Parent Entity, and promissory notes received from equityholders of the Issuer, its Subsidiaries or any Parent Entity in connection with the exercise of stock or other options in respect of the Capital Stock of the Issuer, its Subsidiaries or any Parent Entity;

(2)           in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)           not exceeding the greater of (x) $18.0 million and (y) 6.0% of Consolidated EBITDA as of the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such loan, advance or Guarantee.

“Management Equityholders” means any of (i) any current or former director, officer, employee or member of management of the Issuer or any of its Subsidiaries or any Parent Entity who, on the Issue Date, is an equityholder in the Issuer or any Parent Entity, (ii) any trust, partnership, limited liability company, corporate body or other entity established by any such director, officer, employee or member of management of the Issuer or any of its Subsidiaries or any Parent Entity or any Person described in the succeeding clauses (iii) and (iv), as applicable, to hold an investment in the Issuer or any Parent Entity in connection with such Person’s estate or tax planning, (iii) any spouse, parents or grandparents of any such director, officer, employee or member of management of the Issuer or any of its Subsidiaries or any Parent Entity, and any and all descendants (including adopted children and step-children) of the foregoing, together with any spouse of any of the foregoing Persons, who are transferred an investment in the Issuer or any Parent Entity by any such director, officer, employee or member of management of the Issuer or any of its Subsidiaries or any Parent Entity in connection with such Person’s estate or tax planning and (iv) any Person who acquires an investment in the Issuer or any Parent Entity by will or by the laws of intestate succession as a result of the death of any such director, officer, employee or member of management of the Issuer or any of its Subsidiaries or any Parent Entity.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means (i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of the Issuer or any of the Restricted Subsidiaries in respect of such Asset Disposition, less (ii) the sum of:

(1)           the amount, if any, of all taxes (including, in each case, in connection with any repatriation of funds) paid or estimated to be payable by the Issuer or any of the Restricted Subsidiaries in connection with such Asset Disposition;

(2)           the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (1) above) (A) associated with the assets that are the subject of such Asset Disposition and (B) retained by the Issuer or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Available Cash of such an Asset Disposition occurring on the date of such reduction;

(3)           the amount of any Indebtedness (other than under the Credit Agreement) secured by a Lien on the assets that are the subject of such Net Available Cash to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Asset Disposition;

(4)           the amount of any proceeds of such Asset Disposition that the Issuer or any Restricted Subsidiary has reinvested or committed to reinvest in accordance with Section 3.5;

(5)           in the case of any Asset Disposition by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Available Cash thereof (calculated without regard to this clause (5)) attributable to minority interests and not available for distribution to or for the account of the Issuer or a Wholly-Owned Restricted Subsidiary as a result thereof;

(6)           any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Available Cash from such Asset Disposition occurring on the date of such reduction solely to the extent that the Issuer and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction; and

(7)           all fees and out of pocket expenses paid or incurred by the Issuer or a Restricted Subsidiary in connection with any of the foregoing or as a consequence of such Asset Disposition,

in each case, only to the extent not already deducted in arriving at the amount referred to in clause (i) above.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Finance Lease Obligation” means a lease obligation that is not required to be accounted for as a finance lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP.  For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease Obligation.

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees and this Indenture.

“Notes” has the meaning ascribed to it in the first introductory paragraph of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Obligations” means any principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated March 28, 2019, relating to the offering by the Issuer of the Initial Notes.

“Officer” means, with respect to any Person, (1) Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary of such Person, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee.  The legal counsel may be an employee of or counsel to the Issuer or its Subsidiaries.

“Parent” means Surgery Partners, Inc., a Delaware corporation.

“Parent Entity” means any direct or indirect parent of the Issuer.

“Parent Entity Expenses” means:

(1)           costs (including all professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Issuer or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder and listing fees and other costs and expenses of any Parent Entity attributable to being a public company which are reasonable and customary;

(2)           customary salary, bonus, severance (including, in each case, payroll, social security and similar taxes in respect thereof) and other benefits payable to, and indemnities provided on behalf of, directors, officers, employees, consultants, managers or other Persons to the extent such salaries, bonuses, and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, including the Issuer’s and the Restricted Subsidiaries’ proportionate share of such amount relating to such Parent Entity being a public company;

(3)           obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Issuer and its Subsidiaries;

(4)           general corporate, administrative, compliance or other operating (including expenses related to auditing or other accounting matters) and overhead costs and expenses of any Parent Entity to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, including the Issuer’s and the Restricted Subsidiaries’ proportionate share of such amount relating to such Parent Entity being a public company;

(5)           amounts required for such Parent Entity to pay fees and expenses incurred by such Parent Entity related to (i) the maintenance by such Parent Entity of its corporate or other entity existence and (ii) transactions of such Parent Entity of the type described in clause (11) of the definition of “Consolidated Net Income”;

(6)           cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer or any Parent Entity;

(7)           repurchases deemed to occur upon the cashless exercise of stock or other equity options;

(8)           amounts to finance Permitted Acquisitions and other Investments or other acquisitions otherwise permitted to be made pursuant to Section 3.3 if made by the Issuer or a Restricted Subsidiary; provided, that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment or other acquisition, (ii) such Parent Entity shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the Issuer or a Restricted Subsidiary or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Issuer or a Restricted Subsidiary (in a manner not prohibited by Section 4.1) in order to consummate such Investment or other acquisition, (iii) such Parent Entity and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance herewith, (iv) any property received in connection with such transaction shall not constitute an Excluded Contribution or increase amounts available for Restricted Payments pursuant to Section 3.3(a)(iii)(C) and (v) to the extent constituting an Investment, such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of Section 3.3 or pursuant to the definition of “Permitted Investment”;

(9)           AHYDO Payments with respect to Indebtedness of any Parent Entity; and

(10)         expenses Incurred by any Parent Entity in connection with any public offering or other sale of Capital Stock or Indebtedness:

(a)           where the net proceeds of such offering or sale are intended to be received by or contributed to the Issuer or a Restricted Subsidiary,

(b)           in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(c)           otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Issuer or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Indebtedness” means Indebtedness of the Issuer which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees of the Notes.

“Participating Member States” means the participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Permitted Acquisitions” has the meaning provided in clause (2) of the definition of “Permitted Investment.”

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5.

“Permitted Business” means (a) any businesses, services or activities engaged in or proposed to be engaged in by the Issuer or any of its Restricted Subsidiaries on the Issue Date and (b) any businesses, services and activities that are related, complementary, synergistic, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Permitted Holder” means any of (i) any Sponsor and the Management Equityholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor, the Sponsor’s Affiliates and the Management Equityholders, collectively, have beneficial ownership of more than 50% of the aggregate ordinary voting power of the outstanding Voting Stock of the Issuer or any Parent Entity; (ii) any Parent Entity not formed in connection with, or in contemplation of, a transaction (other than the Previous Transactions) that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control; and (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity of the Issuer, acting in such capacity.  Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investment” means (in each case, by the Issuer or any of its Restricted Subsidiaries unless specified otherwise):

(1)           Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Issuer or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)           any Investment, in a single transaction or series of related transactions, by the Issuer or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment under this clause (2) (each, a “Permitted Acquisition”) either (x) such Person becomes a Restricted Subsidiary or (y) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys all or substantially all of its assets, or transfers or conveys assets constituting a business unit, line of business or division of such Person, to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation or transfer;

(3)           Investments in cash, Cash Equivalents or Investment Grade Securities at the time such Investment is made;

(4)           Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business;

(5)           Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)           Management Advances;

(7)           any Investment acquired by the Issuer or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of, or settlement of delinquent accounts or disputes with or judgments against, the issuer, obligor or borrower of such original Investment or accounts receivable, (b) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(8)           any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with an Asset Disposition made pursuant to Section 3.5 or any other disposition of assets not constituting an Asset Disposition;

(9)           Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal, refinancing, reinvestment or extension thereof; provided that the amount of any such Investment may not be increased except as required by the terms of such Investment as in existence on the Issue Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, refinanced or replaced Investment) and premium payable by the terms of such Investment thereon and fees and expenses associated therewith as in existence on the Issue Date;

(10)         Hedging Obligations, Cash Management Services and Bank Products, which transactions or obligations are Incurred in compliance with Section 3.2;

(11)         pledges or deposits required under any contractual requirement or by government authority or public utility, or Investments resulting from, or constituting, Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6, including in each case with respect to Taxes or other similar charges;

(12)         any Investment to the extent made using Capital Stock of the Issuer (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration;

(13)         any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 3.8(b) (except those described in Section 3.8(b)(1), (3), (4), (9) or (14));

(14)         Investments consisting of purchases and acquisitions of inventory, supplies, materials, equipment, licenses or leases of intellectual property or other assets, or of services, in any case, in the ordinary course of business and in accordance with this Indenture;

(15)         (i) Guarantees of Indebtedness permitted by Section 3.2 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) Guarantees by the Issuer or any of its Restricted Subsidiaries of leases (other than Finance Leases) or of other obligations of the Issuer or any Restricted Subsidiary that do not constitute Indebtedness to the extent entered into in the ordinary course of business or consistent with past practice;

(16)         Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17)         Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18)         Investments consisting of licensing, creation or contribution of intellectual property in the ordinary course of business, including in connection with Intercompany License Agreements;

(19)         Investments in deposit accounts and securities accounts opened in the ordinary course of business;

(20)         [reserved];

(21)         additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of (a) $112.5 million and (b) 36.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1)(a) above and shall not be included as having been made pursuant to this clause (21);

(22)         (i) any Investment in a Receivables Subsidiary or a Securitization Subsidiary in order to effectuate a Receivables Facility or a Qualified Securitization Financing, respectively, or any Investment by a Receivables Subsidiary or a Securitization Subsidiary in any other Person in connection with a Receivables Facility or a Qualified Securitization Financing, respectively; provided, however, that any such Investment in a Receivables Subsidiary or a Securitization Subsidiary is in the form of a contribution of additional Receivables Assets or Securitization Assets, as applicable, or as equity, and (ii) distributions or payments of Receivables Fees or Securitization Fees and purchases of Receivables Assets or Securitization Assets pursuant to a securitization repurchase obligation in connection with a Receivables Facility or a Qualified Securitization Financing, respectively;

(23)         Investments made to effect, or otherwise made in connection with, the Previous Transactions or any non-cash Investments made in connection with Permitted Reorganizations;

(24)         Investments consisting of extensions of trade credit in the ordinary course of business;

(25)         Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(26)         [reserved];

(27)         Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(28)         Investments in Unrestricted Subsidiaries and joint ventures having an aggregate fair market value, taken together with all other Permitted Investments made pursuant to this clause (28) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents or marketable securities, not to exceed the greater of (a) $150.0 million and (b) 50.0% of Consolidated EBITDA of the Issuer for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, if any Investment pursuant to this clause (28) is made in any Person that is an Unrestricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1)(a) above and will cease to have been made pursuant to this clause (28) for so long as such Person continues to be a Restricted Subsidiary;

(29)         any additional Investments; provided that after giving Pro Forma Effect to such Investments, (x) no Default shall have occurred and be continuing (or would result immediately thereafter therefrom) and (y) the Consolidated Total Net Leverage Ratio is equal to or less than 5.00 to 1.00 as of the most recently ended Test Period;

(30)         repurchases of the Notes;

(31)         repurchases of the Existing Notes; and

(32)         payments to any Captive Insurance Subsidiary in an amount equal to (a) the capital required under the applicable laws or regulations of the jurisdiction in which such Captive Insurance Subsidiary is formed or determined by independent actuaries as prudent and necessary capital to operate such Captive Insurance Subsidiary plus (b) any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary.

“Permitted Liens” means, with respect to any Person:

(1)           Liens on assets or property of a Non-Guarantor securing Indebtedness or other obligations of any Non-Guarantor;

(2)           pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, health, disability or unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or deposits made to secure obligations arising from contractual or warranty refunds, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(3)           Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case, for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)           Liens for Taxes, assessments or other governmental charges which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings, or for property taxes on property of the Issuer or any Subsidiary thereof which the Issuer or such Subsidiary has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)           encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone lines, cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Issuer and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially impair their use in the operation of the business of the Issuer and its Restricted Subsidiaries, and Liens disclosed as exceptions to coverage in the final title policies and endorsements with respect to any mortgaged properties;

(6)           Liens (a) on assets or property of the Issuer or any Restricted Subsidiary securing Hedging Obligations permitted under this Indenture, Bank Products or Cash Management Services; (b) that are contractual rights of setoff or, in the case of clause (i) or (ii) below, other Liens (i) relating to treasury, depository and Cash Management Services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred under Section 3.2(b)(8)(v) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits or other funds maintained with such institution (including the right of setoff) arising in the ordinary course of business in connection with the maintenance of such deposits or other funds or (iii) in favor of a banking institution under customary general terms and conditions encumbering deposits or other funds maintained with such institution (including the right of set off) and attaching only to such deposits or other funds and the products and proceeds thereof, which Liens, in any event, do not to secure any Indebtedness;

(7)           leases, franchises, grants, licenses, covenants not to sue, releases, consents, subleases, and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(8)           Liens securing judgments, decrees, orders or awards not giving rise to an Event of Default;

(9)           Liens (i) on assets or property of the Issuer or any Restricted Subsidiary for the purpose of securing Finance Lease Obligations, Purchase Money Obligations or Permitted Sale and Leasebacks, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a)

the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (b) any such Liens may not extend to any assets or property of the Issuer or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and the proceeds and products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender and (ii) any interest or title of a lessor under any Finance Lease Obligations or operating lease;

(10)         Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business and other purported Liens (other than Liens securing Indebtedness for borrowed money) evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statute) financing statements or similar public filings;

(11)         Liens existing on the Issue Date (and Liens securing any modifications, replacements, renewals, refinancings, or extensions of the Indebtedness or other obligations secured by such Liens), excluding Liens securing the Credit Agreement;

(12)         Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Issuer or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Issuer or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (any improvements, replacements of such property or assets and additions and accessions thereto, after-acquired property subjected to a Lien securing Indebtedness and other obligations Incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13)         Liens on assets or property of the Issuer or any Restricted Subsidiary securing Indebtedness or other obligations of the Issuer or such Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary, or Liens in favor of the Issuer or any Restricted Subsidiary;

(14)         Liens securing Indebtedness or obligations Incurred to refinance Indebtedness or obligations that were previously so secured, and permitted to be secured under this Indenture (other than any Liens referenced in clauses (20) or (29) of this definition), including to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extension, renewal or replacement) as a whole, or in part, of any Indebtedness or obligations secured by a Lien (including any Indebtedness or obligations secured by a Lien referenced in this clause (14) and clauses (11) and (12) of this definition); provided that any such Lien is limited to all or part of the same property or assets (any improvements, replacements of such property or assets and additions and accessions thereto, after-acquired property subjected to a Lien securing Indebtedness and other obligations Incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

(15)         (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary of the Issuer has easement rights or on any leased property and subordination or similar arrangements relating thereto, (b) any condemnation or eminent domain proceedings affecting any real property and (c) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(16)         any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17)         Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)         Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(19)         Liens securing Indebtedness permitted to be Incurred pursuant to Section 3.2(b)(1) (including under any Credit Facility and any letter of credit facility relating thereto);

(20)         Liens to secure Indebtedness permitted by Section 3.2(b)(14) in an aggregate principal amount not to exceed the greater of (a) $112.5 million and (b) 36.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien, at any one time outstanding, or Liens to secure Indebtedness of any Non-Guarantor permitted by Section 3.2(b)(11) covering only the assets of such Subsidiary;

(21)         Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(22)         customary Liens of an indenture trustee (including the Trustee under this Indenture) on money or property held or collected by it to secure fees, expenses and indemnities owing to it by any obligor under an indenture;

(23)         Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24)         Liens on equipment of the Issuer or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(25)         Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(26)         Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(27)         Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(28)         Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted (or reasonably expected to be so permitted by the Issuer at the time such Lien was granted) under Section 3.5, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(29)         Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed the greater of (a) $112.5 million and (b) 36.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien, at any one time outstanding;

(30)         Liens Incurred to secure Obligations in respect of any Indebtedness permitted to be Incurred pursuant to Section 3.2; provided that, with respect to Liens securing Obligations permitted under this clause (30), at the time of Incurrence and after giving Pro Forma Effect thereto, the Consolidated Secured Net Leverage Ratio would be no greater than 3.90 to 1.00 as of the most recently ended Test Period prior to the date of such Incurrence; provided that, for purposes of calculating the Consolidated Secured Net Leverage Ratio under this clause (30) for purposes of determining whether such Liens can be Incurred, any cash proceeds of any new Indebtedness then being incurred shall not be netted from the numerator in the Consolidated Secured Net Leverage Ratio;

(31)         Liens on (i) Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) Receivables Assets arising in connection with a Receivables Facility;

(32)         Liens securing (i) any Obligations in respect of the Notes and any Guarantees thereof, (ii) securing Indebtedness subordinated to the Notes or any Note Guarantee so long as the Notes and Note Guarantees are secured by a Lien on the same assets that is senior in priority to such Lien, (iii) the Existing Notes and any Guarantees thereof so long as the Notes and any Note Guarantees are equally and ratably secured and (iv) any other Obligations so long as the Notes and any Note Guarantees are equally and ratably secured;

(33)         Liens on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest (and special redemptions of principal) on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(34)         Liens arising in connection with any Permitted Reorganization or any Intercompany License Agreements;

(35)         [reserved];

(36)         Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Indenture; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(37)         rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by the Issuer or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(38)         [reserved];

(39)         Liens or rights of set-off against credit balances of the Issuer or any of the Restricted Subsidiaries with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors to the Issuer or any Restricted Subsidiaries in the ordinary course of business to secure the obligations of any Subsidiary to the credit card issuers or credit card processors as a result of fees and charges;

(40)         Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided that (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted under this Indenture; and

(41)         Liens securing Guarantees of any Indebtedness or other obligations otherwise permitted to be secured by a Lien under this Indenture.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest, premiums (if any), fees, expenses and other obligations on such Indebtedness.

Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a Permitted Lien that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a Permitted Lien that requires compliance with any financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that any Fixed Amount (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount in connection with such substantially concurrent incurrence.

“Permitted Payment Restriction” means any encumbrance or restriction (each, a “restriction”) on the ability of any Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock to the Issuer or a Restricted Subsidiary, which restriction would not materially impair the Issuer’s ability to make scheduled payments of cash interest and to make required principal payments on the Notes, as determined (1) at the time of any proposed purchase, redemption or other acquisition, or the sale or other disposition, in each case, by the Issuer or any Restricted Subsidiary from or to Strategic Investors of Capital Stock in such Restricted Subsidiary and (2) at the time of any proposed incurrence of Indebtedness by such Restricted Subsidiary, in each case, to the extent otherwise permitted under this Indenture, in good faith by a responsible officer of the Issuer (or, by the Board of Directors of the Issuer if the amount of any such transaction would be greater than $30.0 million), whose determination shall be conclusive.

“Permitted Reorganization” means any reorganizations and other activities related to tax planning and tax reorganization, so long as, after giving effect thereto, the enforceability of the Guarantees, taken as a whole, are not materially impaired.

“Permitted Sale and Leaseback” means any Sale and Leaseback Transaction with respect to the sale, transfer or disposition of real property or other property consummated by the Issuer or any of its Restricted Subsidiaries after the Issue Date; provided that any such Sale and Leaseback Transaction must be consummated for fair market value as determined at the time of consummation in good faith by the Issuer or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Issuer or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale and Leaseback Transaction).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Pounds Sterling” means British Pounds Sterling or any successor currency in the United Kingdom.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Previous Transactions” means the “Transactions” as defined in the Existing Notes Indenture.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with the provisions set forth in the definition of “Consolidated Coverage Ratio” and under Section 1.5.

“Public Company Costs” means costs relating to compliance with the provisions of the Sarbanes-Oxley Act of 2002, the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other expenses arising out of or incidental to an entity’s status as a reporting company.

“Purchase Money Obligations” means any Indebtedness, Disqualified Stock or Preferred Stock Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Restricted Subsidiary” means any Restricted Subsidiary that satisfies each of the following requirements: (1) except for Permitted Payment Restrictions, there are no consensual restrictions, directly or indirectly, on the ability of such Restricted Subsidiary to pay dividends or make distributions to the holders of its Capital Stock; (2) the Capital Stock of such Restricted Subsidiary consists solely of (A) Capital Stock owned by the Issuer, its Qualified Restricted Subsidiaries and Guarantors, (B) Capital Stock owned by Strategic Investors and (C) directors’ qualifying shares; and (3) the primary business of such Restricted Subsidiary is a Permitted Business.

“Qualified Securitization Financing” means any Securitization Facility (and any guarantee of such Securitization Facility) of a Securitization Subsidiary that meets the following conditions: (i) the Issuer shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Issuer or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value, (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings, and (iv) the obligations under Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities (including Standard Securitization Undertakings)) to the Issuer or any Restricted Subsidiary (other than a Securitization Subsidiary). The grant of a security interest in any Securitization Assets of the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement prior to engaging in any securitization financing shall not be deemed a Qualified Securitization Financing.

“Qualified Stock” of any Person means Capital Stock of such Person other than Disqualified Stock of such Person.

“Receivables Assets” means (a) any accounts receivable owed to the Issuer or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by the Issuer in connection with a Receivables Facility.

“Receivables Facility” means an arrangement between the Issuer or a Restricted Subsidiary and another Person pursuant to which (a) the Issuer or such Restricted Subsidiary, as applicable, sells (directly or indirectly) to such Person accounts receivable owing by customers, together with Receivables Assets related thereto, (b) the obligations of the Issuer or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Issuer and such Restricted Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Receivables Fee” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not the Issuer or a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities that engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which any Subsidiary makes an Investment and to which any Subsidiary transfers accounts receivables and related assets.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinanced Notes Issue Date” means March 31, 2016.

“Refinancing Indebtedness” means Indebtedness, Disqualified Stock or Preferred Stock that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness, Disqualified Stock or Preferred Stock existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness, Disqualified Stock or Preferred Stock that refinances Refinancing Indebtedness); provided, however, that:

(1)           such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, exchanged, renewed, repaid or extended;

(2)           such Refinancing Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness, Disqualified Stock or Preferred Stock being so refunded, refinanced, replaced, exchanged, renewed, repaid or extended;

(3)           Refinancing Indebtedness shall not include:

(i)            Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor; or

(ii)           Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(4)           the aggregate principal amount, accreted value or liquidation preference, as applicable, of such Refinancing Indebtedness shall equal no more than the aggregate outstanding principal amount, accreted value or liquidation preference of the refinanced Indebtedness, Disqualified Stock or Preferred Stock (plus the amount of any unused commitments thereunder), plus accrued interest, fees, expenses, defeasance costs and premium (including call and tender premiums), if any, under the refinanced Indebtedness, Disqualified Stock or Preferred Stock, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Indebtedness, Disqualified Stock or Preferred Stock and the Incurrence of such Refinancing Indebtedness; and

(5)           if the Indebtedness being refinanced is expressly subordinated to the Notes, such Refinancing Indebtedness is subordinated to the Notes on terms no less favorable to the Holders of the Notes as those contained in the documentation governing the Indebtedness being refinanced;

and, provided, further, that clauses (1) and (2) of this definition will not apply to any refunding, refinancing, replacement, exchange, renewal, repayment or extension (including pursuant to any defeasance or discharge mechanism) of any Indebtedness other than Indebtedness incurred under Section 3.2(b)(4)(a) or (c), any Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in a Permitted Investment or Permitted Acquisition and not created in contemplation thereof), any Disqualified Stock and any Preferred Stock.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.1(d).

“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1) and, in the case of the Temporary Regulation S Global Note, the legend set forth in Section 2.1(d)(2).

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, real estate asset, mortgage receivables or related assets and the proceeds thereof, in each case, subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by the Issuer in connection with a Qualified Securitization Financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Issuer or any of its Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a Person that is not a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Issuer or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller (or any guaranty of such obligation) of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Issuer, in each case, formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers Securitization Assets and related assets.

“Significant Subsidiary” means, at any date of determination, (a) any Restricted Subsidiary whose gross revenues for the Test Period most recently ended on or prior to such date were equal to or greater than 10% of the consolidated gross revenues of the Issuer and the Restricted Subsidiaries for such period, determined in accordance with GAAP or (b) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total gross revenues are aggregated with each other Restricted Subsidiary that is the subject of an Event of Default described in Section 6.1(a)(5), (6) or (7), as applicable, would constitute a “Significant Subsidiary” under clause (a) above.

“Similar Business” means (a) any businesses, services or activities engaged in or proposed to be engaged in by the Issuer or any of its Subsidiaries on the Issue Date and (b) any businesses, services and activities engaged in by the Issuer or any of its Subsidiaries that are related, complementary, synergistic, incidental, ancillary or similar to any of the foregoing (including non-core incidental businesses acquired in connection with any Permitted Acquisition or Permitted Investment) or are extensions or developments of any thereof.

“Specified Transaction” means any

(a)           any Investment that results in a Person becoming a Restricted Subsidiary;

(b)           any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary;

(c)           any Permitted Acquisition;

(d)           any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary;

(e)           any Investment in, acquisition of, or disposition of, assets constituting a business unit, line of business or division of, or all or substantially all of the assets of, a Person; and

(f)            incurrence of Indebtedness, making of a Restricted Payment or payment in respect of Indebtedness, or any other event, in respect of which compliance with any financial ratio is by the terms of this Indenture required to be calculated on a Pro Forma Basis or giving Pro Forma Effect to any such transaction or event.

“Sponsor” means Bain Capital Private Equity, LP and/or any of its Affiliates (including, as applicable, investment vehicles, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but excluding, however, any portfolio company of any of the foregoing).

“Sponsor Reimbursement Agreement” means a customary indemnity and expense reimbursement agreement between the Sponsor and the Parent (and/or one or more Subsidiaries of the Parent) pursuant to which the Parent (and/or one or more Subsidiaries of the Parent) will indemnify and agree to reimburse certain expenses incurred by the Sponsor from time to time in connection with its investment in the Parent and its Subsidiaries, in each case, as amended, restated, amended and restated, modified or supplemented from time to time.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Securitization Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Strategic Investors” means physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are actively involved in the day-to-day operations of providing surgical care, physician practices, anesthesia services, diagnostic services, optical services, pharmacy services or related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of such facilities purchased by the Issuer or any of its Restricted Subsidiaries or Persons owned, controlled or managed by individual physicians, and consulting firms that receive common Capital Stock as consideration for consulting services performed or for cash invested.

“Subordinated Indebtedness” means, with respect to the Notes, (a) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes and (b) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such Guarantor.

“Subsidiary” means, with respect to any Person:

(1)           any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)           any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Issuer.

“Tax Receivable Agreement” means the Income Tax Receivable Agreement, dated September 30, 2015, by and among Parent, H.I.G. Surgery Centers LLC, as stockholders representative, and each stockholder party thereto, as amended by Amendment No. 1 to Income Tax Receivable Agreement, dated as of May 9, 2017, among Parent and H.I.G. Surgery Centers LLC, as stockholders representative, and as further amended, restated, amended and restated, modified or supplemented from time to time.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings (including backup withholdings), fees and any charges of a similar nature (including interest, fines, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Test Period” means, for any determination hereunder, the four consecutive fiscal quarters of the Issuer then last ended for which financial statements pursuant to Section 3.10(a)(1) have been furnished (or were required to be furnished, exclusive of any grace period) to the Trustee (or before the first furnishing of such financial statements, the most recent period of four consecutive fiscal quarters for which financial statements are available, as determined in good faith by the Issuer).

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Issuer or any Restricted Subsidiary, or any of their respective Affiliates in connection with the Previous Transactions or the other transactions described in the Offering Memorandum, including expenses in connection with hedging transactions, if any, and payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses, payments on account of phantom units and charges for repurchase or rollover of, or modifications to, equity options and/or restricted equity.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trust Officer” means, when used with respect to the Trustee, any vice president, assistant vice president, any trust officer or any other officer within the corporate trust department of the Trustee with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York or another applicable jurisdiction.

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” means:

(1)           any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer in the manner provided below and under Section 3.19); and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer, respectively (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein), to be an Unrestricted Subsidiary only if:

(1)           such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Issuer or any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)           such designation and the Investment of the Issuer in such Subsidiary complies with Section 3.3.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing:

(1)           the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by

(2)           the then outstanding principal amount of such Indebtedness, Disqualified Stock or Preferred Stock;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, Disqualified Stock or Preferred Stock that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly-Owned Domestic Subsidiary” means any Wholly-Owned Subsidiary that is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than (x) directors’ qualifying shares or other ownership interests and (y) a nominal number of shares or other ownership interests issued to foreign nationals to the extent required by applicable laws) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.2  Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	3.5(a)(3)(ii)
“Additional Restricted Notes”	2.1(b)
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(g)(2)
“Applicable Premium Deficit”	8.4(1)
“Asset Disposition Offer”	3.5(b)
“Asset Sale Payment Date”	3.5(g)(2)
“Authenticating Agent”	2.2
“Automatic Exchange”	2.6(f)
“Automatic Exchange Date”	2.6(f)
“Automatic Exchange Notice”	2.6(f)
“Automatic Exchange Notice Date”	2.6(f)
“Change of Control Offer”	3.9(a)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(a)(2)
“Clearstream”	2.1(b)
“Covenant Defeasance”	8.3
“cross acceleration provision”	6.1(a)(4)(B)
“Defaulted Interest”	2.15
“Defeasance Trust”	8.4(1)
“EDGAR”	3.10(a)
“Euroclear”	2.1(b)

Term	Defined in Section
“Event of Default”	6.1(a)
“Excess Proceeds”	3.5(b)
“Global Notes”	2.1(b)
“Guaranteed Obligations”	10.1
“IAI Global Note”	2.1(b)
“IAI Notes”	2.1(b)
“Increased Amount”	3.6(c)
“Initial Agreement”	3.4(b)(17)
“Initial Default”	6.2(c)
“Initial Lien”	3.6(a)
“Issuer Order”	2.2
“judgment default provision”	6.1(a)(7)
“LCT Election”	1.5(b)
“LCT Test Date”	1.5(b)
“Legal Defeasance”	8.2
“Legal Holiday”	13.8
“Note Guarantees”	10.1
“Notes Register”	2.3
“Other Guarantee”	10.2(b)(4)
“payment default”	6.1(a)(4)(A)
“Permanent Regulation S Global Note”	2.1(b)
“Permitted Payments”	3.3(b)
“protected purchaser”	2.11
“Redemption Date”	5.7(a)
“Refunding Capital Stock”	3.3(b)(2)
“Registrar”	2.3
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(b)
“Resale Restriction Termination Date”	2.6(b)
“Restricted Global Note”	2.6(f)
“Restricted Payment”	3.3(a)
“Restricted Period”	2.1(b)
“Retired Capital Stock”	3.3(b)(2)
“Reversion Date”	3.18(b)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(b)
“Second Commitment”	3.5(a)(3)(ii)
“Special Interest Payment Date”	2.15(a)
“Special Record Date”	2.15(a)
“Subsequent Transaction”	1.5(b)
“Successor Company”	4.1(a)(1)
“Successor Person”	4.1(f)(2)(ii)
“Suspended Covenants”	3.18(a)
“Suspension Date”	3.18(a)
“Suspension Period”	3.18(b)
“Temporary Regulation S Global Note”	2.1(b)
“Unrestricted Global Note”	2.6(f)

SECTION 1.3  Incorporation by Reference of Trust Indenture Act.  This Indenture is not qualified under the Trust Indenture Act. Notwithstanding the foregoing, whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture. The following Trust Indenture Act terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer and any other obligor on the indenture securities.

All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined in the Trust Indenture Act by reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.4  Rules of Construction.  Unless the context otherwise requires:

(1)                                 a term has the meaning assigned to it;

(2)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)                                 “or” is not exclusive;

(4)                                 “including” means including without limitation;

(5)                                 words in the singular include the plural and words in the plural include the singular;

(6)                                 “will” shall be interpreted to express a command;

(7)                                 [reserved];

(8)                                 all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States;

(9)                                 the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(10)                          unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

SECTION 1.5  Limited Condition Transactions.

(a)                                 In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of any provision of this Indenture which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Issuer, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreement for such Limited Condition Transaction is entered into.

(b)                                 Furthermore, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(1)                                 determining compliance with any provision of this Indenture which will require the calculation of any financial ratio or test, including the Consolidated Coverage Ratio, the Consolidated Total Net Leverage Ratio and the Consolidated Secured Net Leverage Ratio; or

(2)                                 testing availability under baskets to be set forth in this Indenture (including baskets measured as a percentage of Consolidated EBITDA);

in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with.  For the avoidance of doubt, (i) if the Issuer has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been satisfied as a result of such fluctuations and (ii) such ratios, tests or baskets shall not be tested at the time of consummation of such Limited Condition Transaction, unless the Issuer elects in its sole discretion to test such ratio, test or basket on the date such Limited Condition Transaction is consummated instead of the date of the related definitive agreement.  If the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a Pro Forma Basis or giving Pro Forma Effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Indenture, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated.

ARTICLE II

THE NOTES

SECTION 2.1  Form, Dating and Terms.

(a)                                 The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.  The Initial Notes issued on the date hereof will be in an aggregate principal amount of $430,000,000.  In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein).  Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5, in connection with an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.

Notwithstanding anything to the contrary contained herein, the Issuer may not issue any Additional Notes, unless such issuance is in compliance with this Indenture, including Section 3.2.

With respect to any Additional Notes, the Issuer shall set forth in (1) a Board Resolution and (2) (i) an Officer’s Certificate and (ii) one or more indentures supplemental hereto, the following information:

(A)                          the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B)                          the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(C)                          whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.4, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture.  Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

If any of the terms of any Additional Notes are established by action taken pursuant to a Board Resolution of the Issuer, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate and an indenture supplemental hereto setting forth the terms of the Additional Notes.

(b)                                 The Initial Notes are being offered and sold by the Issuer pursuant to a Purchase Agreement, dated March 28, 2019, among the Issuer, the Guarantors named therein and the Initial Purchasers.  The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S.  Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, Institutional Accredited Investors and purchasers in reliance on

Regulation S, in each case, in accordance with the procedure described herein.  Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to QIBs in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent Global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) and (e) (the “Rule 144A Global Note”), deposited with the Notes Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.  The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold outside the United States (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a temporary global Note (the “Temporary Regulation S Global Note”).  Beneficial interests in the Temporary Regulation S Global Note will be exchanged for beneficial interests in a corresponding permanent Global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) and (e) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”) within a reasonable period after the expiration of the Restricted Period upon delivery of the certification contemplated by Exhibit C.  Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Notes Custodian in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”).  Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Temporary Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar, as hereinafter provided.

Initial Notes and Additional Restricted Notes resold to Institutional Accredited Investors (the “IAI Notes”) shall be represented by a permanent Global Note substantially in the form of Exhibit A, including appropriate legends as set forth in Section 2.1(d) and (e) (the “IAI Global Note”), upon delivery of the certification contemplated by Exhibit E, deposited with the Notes Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.  The IAI Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the IAI Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The Rule 144A Global Note, the Regulation S Global Note and the IAI Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph.  Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d) and (e).  The Issuer shall approve any notation, endorsement or legend on the Notes.  Each Note shall be dated the date of its authentication.  The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(c)                                  Denominations.  The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(d)                                 Restrictive Legends.  Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) each of the Issuer and the Trustee receives an Opinion of Counsel reasonably satisfactory to it stating that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act:

(1)                                 the Rule 144A Global Note, the Regulation S Global Note and the IAI Global Note shall bear the following legend on the face thereof:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO A

PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (IV) TO AN INSTITUTIONAL “ACCREDITED INVESTOR”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

(2)                                 the Temporary Regulation S Global Note shall bear the following additional legend on the face thereof:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.  TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

(e)                                  Global Note Legend.  Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED

REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(f)                                   [Reserved].

(g)                                  Book-Entry Provisions.  (i) This Section 2.1(g) shall apply only to Global Notes deposited with the Notes Custodian.

(1)                                 Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 2.1(e).  Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.1(g)(4) and 2.1(h).  If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Registrar will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note.  Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2)                                 Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3)                                 In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(h) to beneficial owners who are required to hold Definitive Notes, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4)                                 In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(h), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5)                                 The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6)                                 Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(h)                                 Definitive Notes.  Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes.  Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Note and the Issuer fails to appoint a successor depositary within 90 days of such notice, (B) there shall have occurred and be continuing an Event of Default with respect to the Notes under this Indenture and DTC shall have requested the issuance of Definitive Notes or (C) the Issuer, at its option, notifies the Trustee in writing that it elects to exchange in whole, but not in part, such Global Note for Definitive Notes.  In the event of the occurrence of any of the events specified in clause (A), (B) or (C) of the preceding sentence, the Issuer shall promptly make available to the Trustee a sufficient supply of Definitive Notes.  In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either the Issuer or any affiliate of the Issuer was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.1(d).

(1)                                 Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(g) shall, except as otherwise provided by Section 2.6(e), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d).

(2)                                 If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, (x) the Trustee will cancel such Definitive Note, (y) the Registrar will record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the cancelled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3)                                 If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the cancelled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the cancelled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the cancelled Definitive Notes, registered in the name of the Holder thereof.

(4)                                 Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

SECTION 2.2  Execution and Authentication.  One Officer shall sign the Notes for the Issuer by manual, facsimile or PDF signature.  If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note.  The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.  A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer shall issue and the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $430,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, and (3) under the circumstances set forth in Section 2.6(f), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of the Issuer signed by one Officer (the “Issuer Order”).  Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes.  Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer.  Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.  An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer or lease all or substantially all of its assets to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer or lease as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer or lease may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange.  If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3  Registrar and Paying Agent.  The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment.  The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”).  The Issuer may have one or more co-registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Issuer shall notify the Trustee in writing of the name and address of each such agent.  If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7.  The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes.  The Issuer initially appoints the Trustee as the Registrar and Paying Agent for the Notes.  The Issuer may change any Registrar, Paying Agent or transfer agent without prior notice to the Holders, but upon written notice to such Registrar, Paying Agent or transfer agent, as applicable, and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar, Paying Agent or transfer agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar, Paying Agent or transfer agent until the appointment of a successor in accordance with clause (i) above.  The Registrar, Paying Agent or transfer agent may resign at any time upon written notice to the Issuer and the Trustee.

SECTION 2.4  Paying Agent to Hold Money in Trust.  Prior to 11:00 a.m.  New York City time, on each due date of the principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due.  The Issuer shall require the Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders and the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof.  If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund for the benefit of the Trustee and the Holders.  The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent.  Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee.  Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall automatically serve as Paying Agent for the Notes.

SECTION 2.5  Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  If the Trustee is not the Registrar, the Issuer, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five (5) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of all Holders.

SECTION 2.6  Transfer and Exchange.

(a)                                 A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6.  The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register.  The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(g) and 2.1(h), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream.  The Registrar shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b)                                 Transfers of Rule 144A Notes.  The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note prior to the date that is one year after the later of the date of its original issue and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1)                                 a registration of transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the Applicable Procedures of DTC;

(2)                                 a registration of transfer of a Rule 144A Note or a beneficial interest therein to an Institutional Accredited Investor shall be made upon receipt by the Issuer and the Registrar or its agent of a certificate substantially in the form set forth in Exhibit E from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer; and

(3)                                 a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Issuer and the Registrar or its agent of a certificate substantially in the form set forth in Exhibit D from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

(c)                                  Transfers of Regulation S Notes.  The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(1)                                 a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the Note, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2)                                 a transfer of a Regulation S Note or a beneficial interest therein to an Institutional Accredited Investor shall be made upon receipt by the Issuer and the Registrar or its agent of a certificate substantially in the form set forth in Exhibit E from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer; and

(3)                                 a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Exhibit D hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Exhibit D or any additional certification.

(d)                                 Transfers of IAI Notes.  The following provisions shall apply with respect to any proposed transfer of an IAI Note:

(1)                                 a transfer of an IAI Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the Note, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2)                                 a transfer of an IAI Note or a beneficial interest therein to an Institutional Accredited Investor shall be made upon receipt by the Issuer and the Registrar or its agent of a certificate substantially in the form set forth in Exhibit E from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer; and

(3)                                 a transfer of an IAI Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Exhibit D hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

(e)                                  Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) an Initial Note is being transferred pursuant to an effective registration statement, (2) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(f) or (3) there is delivered to each of the Issuer and the Registrar an Opinion of Counsel satisfactory to each of them stating that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.  Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f)                                   Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend.  Upon the Issuer’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note bearing the Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (1) with respect to the Notes issued on the Issue Date, the Issue Date or (2) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”).  Upon the Issuer’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Issuer shall (i) provide written notice to DTC and the Trustee at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Issuer shall have previously otherwise made eligible for exchange with DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and (z) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Issuer, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged into such Unrestricted Global Notes.

Notwithstanding anything to the contrary in this Section 2.6(f), during the fifteen (15) calendar day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.6(f) shall be permitted without the prior written consent of the Issuer.  As a condition to any Automatic Exchange, the Issuer shall provide, and the Trustee shall be entitled to conclusively rely upon, an Officer’s Certificate and Opinion of Counsel to the Issuer stating that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for the Depositary to reflect the Automatic Exchange.  Upon such exchange of beneficial interests pursuant to this Section 2.6(f), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Registrar, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange.  The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be cancelled following the Automatic Exchange.

(g)                                  Retention of Written Communications.  The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6, in accordance with applicable law and the Registrar’s customary procedures.  The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(h)                                 Obligations with Respect to Transfers and Exchanges of Notes.  To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuer’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.11, 2.13, 5.6 or 9.5).

The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 30 calendar days before the sending of a notice of redemption of Notes to be redeemed and ending at the close of business on the day of such sending or (2) 15 calendar days before an interest payment date and ending on such interest payment date, (B) called for redemption, except the unredeemed portion of any Note being redeemed in part or (C) tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Disposition Offer, except the untendered portion of any Note being repurchased in part.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar shall deem and treat the Person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Note and for all other purposes whatsoever, including the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(h) shall, except as otherwise provided by Section 2.6(e), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(i)                                     No Obligation of the Trustee.  The Trustee, in any of its capacities hereunder, shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice

(including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC.  The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.  Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.7  [Reserved].

SECTION 2.8  [Reserved].

SECTION 2.9  [Reserved].

SECTION 2.10  [Reserved].

SECTION 2.11  Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if such Holder (a) satisfies the Issuer and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee or the Issuer; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith.  Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.12  Outstanding Notes.  Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section 2.12 as not outstanding.  A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.13  Temporary Notes.  In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes.  After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the

Issuer for that purpose and such exchange shall be without charge to the Holder.  Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes.  Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.14  Cancellation.  The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee).  If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14.  The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or cancelled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and cancelled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.15  Payment of Interest; Defaulted Interest.  Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a)                                 The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a).  Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 20 calendar days and not less than 15 calendar days prior to the Special Interest Payment Date and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment.  The Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.2, not less than 10 calendar days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b)                                 The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.16  CUSIP and ISIN Numbers.  The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers.  The Issuer shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE III

COVENANTS

SECTION 3.1  Payment of Notes.  The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture.  Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m. New York City time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States from principal or interest payments hereunder.

SECTION 3.2  Limitation on Indebtedness, Disqualified Stock and Preferred Stock.

(a)                                 The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may Incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock if, on the date of such Incurrence and after giving Pro Forma Effect thereto, the Consolidated Coverage Ratio for the Issuer and its Restricted Subsidiaries for the most recently ended Test Period at the time of such Incurrence is no less than 2.00 to 1.00 determined on a Pro Forma Basis.

(b)                                 Section 3.2(a) will not prohibit the Incurrence of the following Indebtedness:

(1)                                 (x) Indebtedness Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility) in an aggregate outstanding principal amount at the time of Incurrence not greater than (i) $1,711.0 million, plus (ii) additional amounts, so long as in the case of this clause (ii) only, on the date of such Incurrence and after giving Pro Forma Effect thereto the Consolidated Secured Net Leverage Ratio of the Issuer and its Restricted Subsidiaries does not exceed 3.90 to 1.00 as of the most recently ended Test Period at the time of such Incurrence (provided that for purposes of determining the amount that may be Incurred under this clause (1)(x)(ii), (I) all Indebtedness then being Incurred pursuant to this clause (1)(x)(ii) on such date in reliance on this clause (1)(x)(ii) shall be deemed to be included as Consolidated Secured Indebtedness in clause (x) of the definition of “Consolidated Secured Net Leverage Ratio” and (II) any cash proceeds of any new Indebtedness then being incurred shall not be netted from the numerator in the Consolidated Secured Net Leverage Ratio for purposes of calculating the Consolidated Secured Net Leverage Ratio under this clause (1)(x)(ii) for purposes of determining whether such Indebtedness can be Incurred), and (y) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in clause (1)(x);

(2)                                 Guarantees by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture;

(3)                                 Indebtedness of the Issuer owing to, or Disqualified Stock of the Issuer issued to, and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to, or Disqualified Stock or Preferred Stock of a Restricted Subsidiary issued to, and held by the Issuer or any Restricted Subsidiary; provided, however, that:

(i)                                     any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness, Disqualified Stock or Preferred Stock being held by a Person other than the Issuer or a Restricted Subsidiary; and

(ii)                                  any sale or other transfer of any such Indebtedness, Disqualified Stock or Preferred Stock to a Person other than the Issuer or a Restricted Subsidiary (other than any pledge of such Indebtedness or Capital Stock constituting a Permitted Lien);

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (to the extent such Indebtedness, Disqualified Stock or Preferred Stock is then outstanding) by the Issuer or such Restricted Subsidiary, as the case may be;

(4)                                 Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness incurred pursuant to clause (1) or (3) of this Section 3.2(b)) outstanding on the Issue Date, (c) Indebtedness under the Existing Notes (other than any “Additional Notes” issued under the Existing Notes Indenture) and any Guarantee thereof, (d) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) of Section 3.2(b) or Incurred pursuant to Section 3.2(a), and (e) Management Advances;

(5)                                 (x) Indebtedness and Disqualified Stock Incurred by the Issuer or any Restricted Subsidiary, and Preferred Stock Incurred by any Restricted Subsidiary, to finance an acquisition, merger, amalgamation or consolidation or (y) Indebtedness, Disqualified Stock or Preferred Stock (I) of Persons that are acquired by the Issuer or any Restricted Subsidiary in accordance with the terms hereof (including designating an Unrestricted Subsidiary as a Restricted Subsidiary) or (II) otherwise assumed by the Issuer or any Restricted Subsidiary in connection with an acquisition, merger, amalgamation or consolidation in accordance with the terms hereof; provided that, after giving effect to such acquisition, merger, amalgamation, consolidation or designation described in this clause (5), on a Pro Forma Basis:

(i)                                     the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 3.2(a);

(ii)                                  the Consolidated Coverage Ratio of the Issuer and the Restricted Subsidiaries as of the most recently ended Test Period would not be lower than the Consolidated Coverage Ratio immediately prior to such acquisition, merger, amalgamation, consolidation or designation;

(iii)                               the Consolidated Total Net Leverage Ratio of the Issuer and the Restricted Subsidiaries is not greater than 6.20 to 1.00 as of the most recently ended Test Period; provided that any cash proceeds of any new Indebtedness, Disqualified Stock or Preferred Stock then being Incurred shall not be netted from the numerator in the Consolidated Total Net Leverage Ratio for purposes of calculating the Consolidated Total Net Leverage Ratio under this clause (5)(iii) for purposes of determining whether such Indebtedness, Disqualified Stock or Preferred Stock can be Incurred,

(iv)                              the Consolidated Total Net Leverage Ratio of the Issuer and the Restricted Subsidiaries as of the most recently ended Test Period would not be higher than immediately prior to such acquisition, merger, amalgamation, consolidation or designation; provided that any cash proceeds of any new Indebtedness, Disqualified Stock or Preferred Stock then being Incurred shall not be netted from the numerator in the Consolidated Total Net Leverage Ratio for purposes of calculating the Consolidated Total Net Leverage Ratio under this clause (5)(iv) for purposes of determining whether such Indebtedness, Disqualified Stock or Preferred Stock can be Incurred, or

(v)                                 in the case of Indebtedness, such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary); provided that the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation;

(6)                                 Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) and obligations in respect of Bank Products;

(7)                                 Indebtedness and Disqualified Stock Incurred by the Issuer or any Restricted Subsidiary and Preferred Stock Incurred by any Restricted Subsidiary, in each case represented by Finance Lease Obligations or Purchase Money Obligations (including in connection with a Permitted Sale and Leaseback), in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock Incurred pursuant to this clause and then outstanding, does not exceed the greater of (a) $150.0 million and (b) 50.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of Incurrence and any Refinancing Indebtedness in respect thereof;

(8)                                 Indebtedness in respect of:

(i)                                     workers’ compensation claims, self-insurance obligations, performance, bid, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Issuer or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice;

(ii)                                  the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(iii)                               customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(iv)                              letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice; and

(v)                                 any customary treasury, depositary, cash management, automatic clearinghouse arrangements, overdraft protections, cash pooling or netting or setting off arrangements or similar arrangements in the ordinary course of business or consistent with past practice, including financial accommodations of the type described in the definition of “Cash Management Services”;

(9)                                 Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of any Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition);

(10)                          Indebtedness and Disqualified Stock of the Issuer, and Indebtedness, Disqualified Stock and Preferred Stock of any Guarantor, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed 100% of the net cash proceeds received by the Issuer since immediately after the Refinanced Notes Issue Date from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Issuer, and any Refinancing Indebtedness in respect thereof; provided, however, that any such net cash proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Issuer and its Restricted Subsidiaries Incur Indebtedness in reliance thereon;

(11)                          Indebtedness, Disqualified Stock and Preferred Stock of Non-Guarantors in an aggregate principal amount not to exceed at any time outstanding the greater of (a) $225.0 million and (b) 72.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of Incurrence and any Refinancing Indebtedness in respect thereof;

(12)                          Indebtedness consisting of promissory notes issued by the Issuer or any of its Restricted Subsidiaries to any future, present or former employee, officer, director, manager or consultant of the Issuer, any of its Subsidiaries or of any Parent Entity (or permitted transferees, assigns, estates, trusts, heirs, or any spouse or former spouse of such employee, officer, director, manager or consultant), to finance the purchase or redemption of Capital Stock of the Issuer or any Parent Entity that is permitted by Section 3.3;

(13)                          Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, Incurred in the ordinary course of business or consistent with past practice;

(14)                          Indebtedness and Disqualified Stock Incurred by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock Incurred pursuant to this clause and then outstanding, will not exceed the greater of (a) $112.5 million and (b) 36.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of Incurrence and any Refinancing Indebtedness in respect thereof;

(15)                          (x) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred by this Indenture or (y) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Issuer or any Subsidiary of the Issuer to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(16)                          Indebtedness of the Issuer or any of its Restricted Subsidiaries arising pursuant to any Permitted Reorganization or any Intercompany License Agreement;

(17)                          the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in the form of loans from a Captive Insurance Subsidiary or obligations in respect of self-insurance;

(18)                          Indebtedness in respect of unsecured promissory notes issued to a Strategic Investor in connection with repurchases, redemptions or other acquisition of Capital Stock permitted by Section 3.3 in an aggregate outstanding principal amount not to exceed at any time the greater of (a) $75.0 million and (b) 25.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of Incurrence; and

(19)                          to the extent constituting Indebtedness, all premiums (if any), interest (including Post-Petition Interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (18) of this Section 3.2(b).

(c)                                  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:

(1)                                 subject to clause (3) of this Section 3.2(c), in the event that all or any portion of any item of Indebtedness, Disqualified Stock or Preferred Stock at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in Section 3.2(a) and (b), the Issuer, in its sole discretion, will classify, and may from time to time subsequently reclassify, such item (or portion of such item) of Indebtedness and only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the clauses of Section 3.2(a) or (b);

(2)                                 subject to Section 3.2(c)(3), additionally, all or any portion of any item of Indebtedness, Disqualified Stock or Preferred Stock may later be classified as having been Incurred pursuant to any type of Indebtedness, Disqualified Stock or Preferred Stock described in Section 3.2(a) or (b) so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification;

(3)                                 all Indebtedness outstanding on the Issue Date under the Credit Agreement that was Incurred on the Existing Notes Escrow Release Date shall be deemed to have been Incurred on the Issue Date under Section 3.2(b)(1) and may not be reclassified at any time pursuant to clause (1) or (2) of this Section 3.2(c);

(4)                                 [reserved];

(5)                                 Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness, Disqualified Stock or Preferred Stock that is otherwise included in the determination of a particular amount of Indebtedness, Disqualified Stock or Preferred Stock shall not be included;

(6)                                 if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 3.2(a) or clause (1), (10), (11) or (14) of Section 3.2(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(7)                                 the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8)                                 Indebtedness, Disqualified Stock and Preferred Stock permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness, Disqualified Stock or Preferred Stock but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness, Disqualified Stock or Preferred Stock;

(9)                                 the amount of any Indebtedness, Disqualified Stock or Preferred Stock outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, Disqualified Stock or Preferred Stock, or liquidation preference thereof, in the case of any other Indebtedness, Disqualified Stock or Preferred Stock;

(10)                          in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is Incurred pursuant to Section 3.2(b) (other than clause (1)(x)(ii) or (5) of Section 3.2(b)) on the same date that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is Incurred under Section 3.2(a) or clause (1)(x)(ii) or (5) of Section 3.2(b), then the Consolidated Coverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, as applicable, will be calculated with respect to such Incurrence under Section 3.2(a) or clause (1)(x)(ii) or (5) of Section 3.2(b) without regard to any Incurrence under Section 3.2(b) (other than with respect to any Incurrence under clause (1)(x)(ii) or (5) of Section 3.2(b)); and

(11)                          unless the Issuer elects otherwise, the Incurrence of Indebtedness, Disqualified Stock or Preferred Stock will be deemed Incurred first under Section 3.2(a) or clause (1)(x)(ii) or (5) of Section 3.2(b) to the extent permitted, with the balance incurred or issued under Section 3.2(b) (other than pursuant to clause (1)(x)(ii) or (5) of Section 3.2(b)).

(d)                                 Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2.

(e)                                  If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness, Disqualified Stock or Preferred Stock of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness, Disqualified Stock or Preferred Stock is not permitted to be Incurred as of such date under this Section 3.2, the Issuer shall be in default of this Section 3.2).

(f)                                   Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Issuer or a Restricted Subsidiary may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in the same currency as the Indebtedness being refinanced, shall be calculated based on the currency exchange rate in effect on the date such Indebtedness was originally incurred, in the case of term indebtedness, or first committed, in the case of revolving credit indebtedness.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(g)                                  The Issuer will not, and will not permit any Guarantor to, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

(h)                                 For the avoidance of doubt, this Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

SECTION 3.3  Limitation on Restricted Payments.

(a)                                 The Issuer will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)                                 declare or pay any dividend or make any distribution on or in respect of the Issuer’s or any Restricted Subsidiary’s Capital Stock (in each case, solely in such Person’s capacity as holder of such Capital Stock), including any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries, except:

(i)                                     dividends or distributions payable in Capital Stock of the Issuer (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Issuer; and

(ii)                                  dividends or distributions payable to the Issuer or a Restricted Subsidiary (and, in the case of any Restricted Subsidiary making a dividend or distribution, to holders of its Capital Stock other than the Issuer or another Restricted Subsidiary on no more than a pro rata basis);

(2)                                 purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Issuer or any Parent Entity held by Persons other than the Issuer or a Restricted Subsidiary of the Issuer;

(3)                                 purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments, redemptions or offers to purchase shall be permitted), other than (a) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (b) any Indebtedness Incurred pursuant to Section 3.2(b)(3); or

(4)                                 make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), unless, at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(i)                                     except in the case of a Restricted Investment, no Event of Default shall have occurred and be continuing (or would result immediately thereafter);

(ii)                                  except in the case of a Restricted Investment, if such Restricted Payment is made in reliance on Section 3.3(a)(iii)(A), the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 3.2(a);

(iii)                               the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (excluding all Restricted Payments permitted by Section 3.3(b)) would not exceed the sum of (without duplication):

(A)                               an amount equal to 50% of Consolidated Net Income for the period (treated as one accounting period) from, and including, the first day of the first fiscal quarter commencing after the Issue Date through, and including, the last day of the Issuer’s most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements of the Issuer are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(B)                               100% of the aggregate net cash proceeds, and the fair market value of property or assets or marketable securities, received by the Issuer subsequent to the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 3.2(b)(10)) from the issue or sale of (x) Capital Stock of the Issuer, including Retired Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of (A) Capital Stock to any employee, director, manager or consultant of the Issuer, any Parent Entity and any of the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 3.3(b)(6) and (B) Designated Preferred Stock, (y) Capital Stock of any Parent Entity to the extent the net cash proceeds thereof are actually contributed to the Issuer (excluding, in the case of this clause (y), contributions of the proceeds from the sale of Designated Preferred Stock by any such Parent Entity to the extent such amounts have been applied to Restricted Payments made in accordance with Section 3.3(b)(13)) or (z) Indebtedness of the Issuer or a Restricted Subsidiary that has been converted into or exchanged for Capital Stock of the Issuer or any Parent Entity; provided that this clause (B) shall not include the proceeds from (a) Refunding Capital Stock, (b) Capital Stock or Indebtedness that has been converted or exchanged for Capital Stock of the Issuer sold to a Restricted Subsidiary, as the case may be, (c) Indebtedness that has been converted or exchanged into Disqualified Stock or (d) Excluded Contributions; plus

(C)                               100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Issuer subsequent to the Issue Date (other than (x) amounts used to Incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 3.2(b)(10), (y) amounts that are contributed by the Issuer or a Restricted Subsidiary or (z) amounts that constitute Excluded Contributions); plus

(D)                               100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of: (x) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted

Investments made by the Issuer or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Issuer or any Restricted Subsidiary and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, in each case, after the Issue Date; or (y) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(E)                                in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, consolidation or amalgamation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith of the Issuer at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or amalgamation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment; plus

(F)                                 the greater of (x) $75.0 million and (y) 25.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time made; plus

(G)                               any returns, profits, distributions and similar amounts received on account of a Restricted Investment made in reliance upon this Section 3.3(a) (up to the amount of the original Investment).

(b)                                 Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1)                                 the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2)                                 (x) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock of the Issuer or any Parent Entity, including any accrued and unpaid dividends or distributions thereon (“Retired Capital Stock”), or Subordinated Indebtedness, made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of, the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of, Capital Stock of the Issuer or any Parent Entity to the extent contributed to the Issuer (in the case of proceeds only) (other than Disqualified Stock, Excluded Contributions or sales of Capital Stock to any Subsidiary of the Issuer) (“Refunding Capital Stock”), (y) the declaration and payment of dividends on Retired Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to the Issuer or a Restricted Subsidiary) of Refunding Capital Stock and (z) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under Section 3.3(b)(13) and not made pursuant to clause (y) above, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)                                 any purchase, repurchase, redemption, defeasance or other refinancing, acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of, the substantially concurrent sale of, new Subordinated Indebtedness that constitutes Indebtedness permitted to be Incurred pursuant Section 3.2 so long as: (A) the principal amount (or accreted value, if applicable) of such new Subordinated Indebtedness does not exceed the principal amount of (or accreted value, if applicable) (plus the amount of any unused commitments thereunder) of the purchased, repurchased, redeemed, defeased, refinanced, acquired or retired Subordinated Indebtedness, plus any accrued and unpaid interest on the Subordinated Indebtedness being so purchased, repurchased, redeemed, defeased, acquired, refinanced or retired, plus the amount of any premium (including call and tender premiums), defeasance costs and any underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Subordinated Indebtedness and the Incurrence of such new Subordinated Indebtedness, (B) such new Subordinated Indebtedness is subordinated to the Notes or the applicable Note Guarantees at least to the same extent, in all material respects, as such Subordinated Indebtedness so purchased, repurchased, redeemed, defeased, refinanced, acquired or retired, (C) such new Subordinated Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so purchased, repurchased, redeemed, defeased, refinanced, acquired or retired, and (D) such new Subordinated Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so purchased, repurchased, redeemed, defeased, refinanced, acquired or retired;

(4)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Issuer or a Parent Entity made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock (other than an issuance of Disqualified Stock of the Issuer to replace Preferred Stock (other than Disqualified Stock) of the Issuer) of the Issuer or a Parent Entity, as the case may be;

(5)                                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock:

(i)                                     from Net Available Cash to the extent permitted under Section 3.5, but only if the Issuer shall have first complied with the terms described under Section 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness or Disqualified Stock on terms at or less than 100% of the principal amount thereof, plus accrued and unpaid interest;

(ii)                                  to the extent required by the agreement governing such Subordinated Indebtedness or Disqualified Stock, following the occurrence of a Change of Control (or other similar event described therein as a “change of control” or similar term), but only if the Issuer shall have first complied with the terms described under Section 3.9 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness or Disqualified Stock on terms no greater than 101% of the principal amount thereof, plus accrued and unpaid interest; or

(iii)                               consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6)                                 a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Issuer or of any Parent Entity held by any future, present or former employee, director, manager or consultant of the Issuer, any of its Subsidiaries or of any Parent Entity (or permitted transferees, assigns, estates, trusts, heirs, or any spouse or former spouse of such employee, director, manager or consultant) either pursuant to any equityholder, employee or director equity plan or stock or other equity option plan or any other management or employee benefit plan or agreement, other compensatory arrangement or any stock or other equity subscription, co-invest or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any Parent Entity in connection with such repurchase, retirement or other acquisition or retirement for value), including any arrangement including Capital Stock rolled over by management of the Issuer, any Subsidiary of the Issuer or any Parent Entity in connection with the Previous Transactions; provided, however, that the aggregate Restricted Payments made under this clause (6) do not exceed $30.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)                                     the cash proceeds from the sale of Capital Stock (other than Disqualified Stock, Designated Preferred Stock or Excluded Contributions) of the Issuer and, to the extent contributed to the capital of the Issuer (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any Parent Entity, in each case, to members of management, directors, managers or consultants of the Issuer, any of its Subsidiaries or any Parent Entity that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(iii); plus

(ii)                                  the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date; less

(iii)                               the amount of any Restricted Payments made in previous calendar years pursuant to sub-clauses (i) and (ii) of this clause (6);

and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from future, present or former employees, directors, managers or consultants of the Issuer, or any Parent Entity or Restricted Subsidiaries, or permitted transferees, assigns, estates, trusts, heirs, or any spouse or former spouse of such employee, director, manager or consultant, in connection with a repurchase of Capital Stock of the Issuer or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;

(7)                                 the declaration and payment of dividends on Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary, Incurred in accordance with the terms of Section 3.2;

(8)                                 payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding, employment or similar taxes payable by any future, present or former employee, director, manager, or consultant of the Issuer or any Restricted Subsidiary or any Parent Entity and any purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, vesting or settlement of, or payment with respect to, any equity or equity-based award, including stock options, appreciation rights, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof, or to satisfy any required withholding or similar taxes with respect to any such award;

(9)                                 dividends, loans, advances or distributions to any Parent Entity or other payments by the Issuer or any Restricted Subsidiary in amounts equal to (without duplication):

(i)                                     the amounts required for any Parent Entity to pay any Parent Entity Expenses; or

(ii)                                  to the extent constituting Restricted Payments, amounts that would be permitted to be paid directly by the Issuer or the Restricted Subsidiaries under Section 3.8 (other than Section 3.8(b)(1), (4), (9), (12) and (14));

(10)                          the making by the Issuer of Restricted Payments, in an amount not to exceed 6% in any fiscal year of the aggregate proceeds received by or contributed to the Issuer in or from any public offering of such common stock or common equity interests (including, for the avoidance of doubt, the Initial Public Offering);

(11)                          payments by the Issuer, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Issuer or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.3 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors of the Issuer);

(12)                          Restricted Payments that are made with Excluded Contributions;

(13)                          (i) the declaration and payment of dividends on Designated Preferred Stock of the Issuer issued after the Issue Date; (ii) the declaration and payment of dividends to any Parent Entity, the proceeds of which will be used to fund the payment of dividends to holders of Designated Preferred Stock of such Parent Entity; (iii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clause (ii), the amount of all dividends declared or paid pursuant to this clause shall not exceed the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Issuer, from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clauses (i), (ii) and (iii), that immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such payment on a Pro Forma Basis the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 3.2(a);

(14)                          dividends or other distributions of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries or the proceeds thereof;

(15)                          distributions or payments of Receivables Fees and Securitization Fees;

(16)                          any Restricted Payment made in connection with the Previous Transactions (and fees and expenses related thereto), or constituting any part of any Permitted Reorganization (and the fees and expenses related thereto), or used to fund amounts owed to Affiliates in connection with the Previous Transactions and any Permitted Reorganization (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);

(17)                          Restricted Payments (including loans or advances), taken together with all other Restricted Payments made pursuant to this clause (17), in an aggregate amount outstanding at the time made not to exceed the greater of (a) $100.0 million and (b) 32.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time made;

(18)                          other Restricted Payments; provided that immediately after giving effect to the making of such Restricted Payment, the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis shall not be greater than 5.00 to 1.00 as of the last day of the most-recently ended Test Period and no Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(19)                          mandatory redemption of Disqualified Stock or Preferred Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(20)                          [reserved];

(21)                          AHYDO payments with respect to Indebtedness permitted under Section 3.2;

(22)                          Restricted Payments by the Issuer and its Restricted Subsidiaries pursuant to Intercompany License Agreements;

(23)                          the purchase, redemption or other acquisition or retirement for value of Capital Stock of a Qualified Restricted Subsidiary owned by a Strategic Investor if such purchase, redemption or other acquisition or retirement for value is made for consideration not in excess of the fair market value of such Capital Stock;

(24)                          [reserved];

(25)                          the declaration and payment of dividends or distributions by the Issuer to, or the making of loans or advances to, any Parent Entity in amounts required for any such Parent Entity (or such Parent Entity’s direct or indirect equity owners) to pay:

(i)                                     (a) franchise, excise and similar taxes, and other fees and expenses, required to maintain its corporate, legal and organizational existence and (b) (1) distributions to such Parent Entity’s equity owners in proportion to their equity interests sufficient to allow each such equity owner to receive an amount at least equal to the aggregate amount of its out-of-pocket costs to any unaffiliated third parties directly attributable to creating (including any incorporation or registration fees) and maintaining the existence of the applicable equity owner (including doing business fees, franchise taxes, excise taxes and similar taxes, fees, or expenses), and legal and accounting and other costs directly attributable to maintaining its corporate, legal, or organizational existence and complying with applicable legal requirements, including such costs attributable to the preparation of tax returns or compliance with tax laws, and (2) operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses of any such Parent Entity which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Issuer and its Restricted Subsidiaries; or

(ii)                                  for as long as the Issuer is classified as a corporation for U.S. federal income tax purposes and it is a member of a consolidated, combined or similar tax group for U.S. federal, state and local income tax purposes of which a Parent Entity is the common parent (or the Issuer is a disregarded entity or partnership directly or indirectly owned by a member or members of such a group), distributions of U.S. federal, state, and local income taxes solely to the extent that such income taxes are attributable to the income of the Issuer, the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries, provided that in each case, the amount of such payments with respect to any fiscal year does not exceed the amount that the Issuer, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) would have been required to pay in respect of such U.S. federal, state and local income taxes for such fiscal year had the Issuer, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) been a stand-alone taxpayer or stand-alone group (separate from any such direct or indirect parent of the Issuer) for all fiscal years ending after the Issue Date; or

(26)                          dividends and distributions to the extent necessary to enable Parent to make payments pursuant to the Tax Receivable Agreement;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under Section 3.3(b)(17), no Event of Default (or in the case of a Restricted Investment, no Event of Default under Section 6.1(a)(1), (2), (5) or (6)) shall have occurred and be continuing or would occur as a consequence thereof.

(c)                                  For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment (or portion thereof) or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in clauses (1) through (26) of Section 3.3(b), or is permitted pursuant to Section 3.3(a) and/or one or more of the exceptions contained in the definition of “Permitted Investment”, the Issuer will be entitled to classify such Restricted Payment (or portion thereof) or Investment (or portion thereof) on the date of its payment, or later reclassify such Restricted Payment (or portion thereof) or Investment (or portion thereof), among such clauses (1) through (26) of Section 3.3(b), Section 3.3(a) and/or one or more exceptions contained in the definition of “Permitted Investment”, in any manner that otherwise complies with this Section 3.3.

(d)                                 The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.  The fair market value of any Restricted Payment made in cash shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Board of Directors of the Issuer acting in good faith (which, in the case of any non-cash Restricted Payments exceeding a fair market value of $37.5 million, shall be evidenced by resolutions approved by the Board of Directors of the Issuer).

SECTION 3.4  Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)                                 The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)                                 pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer or any of its Restricted Subsidiaries;

(2)                                 make any loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)                                 sell, lease or transfer any of its property or assets to the Issuer or any of its Restricted Subsidiaries;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Issuer or any of its Restricted Subsidiaries to other Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries shall not be deemed to constitute such an encumbrance or restriction.

(b)                                 Section 3.4(a) shall not prohibit:

(1)                                 any encumbrance or restriction pursuant to (a) any Credit Facility (including the Credit Agreement), or (b) any other agreement or instrument, in each case, in effect at, or entered into on, the Issue Date;

(2)                                 any encumbrance or restriction pursuant to (a) this Indenture, the Notes and the Note Guarantees or (b) the Existing Notes Indenture, the Existing Notes and the Note Guarantees (as defined in the Existing Notes Indenture);

(3)                                 any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Issuer or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Issuer or was merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the successor entity, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Issuer or any Restricted Subsidiary when such Person becomes the successor entity;

(4)                                 any encumbrance or restriction:

(i)                                     that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(ii)                                  contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Issuer or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements;

(iii)                               pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary; or

(iv)                              that restricts the transfer of property or assets required by any governmental authority having jurisdiction over the Issuer or any Restricted Subsidiary of the Issuer or any of their business;

(5)                                 any encumbrance or restriction pursuant to Purchase Money Obligations and Finance Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to such arrangement, the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender;

(6)                                 any encumbrance or restriction imposed on the Capital Stock or assets of the Issuer or any Restricted Subsidiary pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of such Capital Stock or assets pending the closing of such sale or disposition;

(7)                                 customary provisions in leases, subleases, licenses, sublicenses, shareholder agreements, joint venture agreements, organizational documents and other similar agreements and instruments, including intellectual property agreements;

(8)                                 encumbrances or restrictions arising or existing by reason of applicable law or any applicable law, rule, regulation or order, or required by any regulatory authority;

(9)                                 any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(10)                          any encumbrance or restriction pursuant to Hedging Obligations;

(11)                          other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantors permitted to be Incurred pursuant to the provisions of Section 3.2 that impose restrictions solely on the Non-Guarantors party thereto or their Subsidiaries;

(12)                          restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Securitization Facility or Receivables Facility, as the case may be;

(13)                          any encumbrance or restriction arising pursuant to an agreement or instrument (which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be Incurred pursuant to Section 3.2) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (i) are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith as in effect on the Issue Date (as determined by the Issuer) or (ii) either (A) the Issuer determines at the time of entry into such agreement or instrument that such encumbrances or restrictions do not materially impair the Issuer’s ability to make principal or interest payments on the Notes as and when due (as determined in good faith by the Issuer) or (B) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(14)                          any encumbrance or restriction existing by reason of any lien permitted under Section 3.6;

(15)                          any encumbrance or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(16)                          restrictions consisting of Permitted Payment Restrictions; or

(17)                          any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (16) of this Section 3.4(b) or this clause (17) (an “Initial Agreement”) or contained in any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or other modification to an agreement referred to in clauses (1) to (16) of this Section 3.4(b) or this clause (17); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are not materially less favorable to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or other modification relates (as determined in good faith by the Issuer).

SECTION 3.5  Limitation on Sales of Assets and Subsidiary Stock.

(a)                                 The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)                                 the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)                                 in any such Asset Disposition or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap) if the property or assets sold or otherwise disposed of have a fair market value in excess of $7.5 million, at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents;

(3)                                 the Issuer or any of its Restricted Subsidiaries, at its respective option, will apply an amount equal to such Net Available Cash from any Asset Disposition:

(i)                                     (A) to prepay, repay, redeem or purchase any Indebtedness of a Non-Guarantor to the extent the property or assets that are the subject of such Asset Disposition were owned by such Non-Guarantor or Indebtedness that is secured by a Lien on the property or assets of such Non-Guarantor so disposed (in each case, other than Indebtedness owed to the Issuer or any Restricted Subsidiary) or Indebtedness under the Credit Agreement (or any Refinancing Indebtedness in respect thereof) within 365 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment, redemption or purchase of Indebtedness pursuant to this clause (i), the Issuer or Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid, redeemed or purchased; or (B) to prepay, repay, redeem or purchase Pari Passu Indebtedness; provided, further, that, to the extent the Issuer or any Restricted Subsidiary prepays, repays, redeems or purchases Pari Passu Indebtedness pursuant to this clause (B), the Issuer shall equally and ratably reduce Obligations under the Notes as provided under Section 5.7, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be purchased to, but excluding, the date of purchase; and/or

(ii)                                  to invest in or commit to invest in Additional Assets within 365 days from the later of (A) the date of such Asset Disposition and (B) the receipt of such Net Available Cash; provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event that any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds;

provided that, pending the final application of any such Net Available Cash in accordance with clause (i) or clause (ii) of Section 3.5(a)(3), the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture.

(b)                                 If an amount equal to the Net Available Cash from Asset Dispositions is not applied or invested or committed to be applied or invested as provided, and within the time period (including as extended) set forth in Section 3.5(a) (it being understood that any portion of such amount used to make an offer to purchase Notes, as described in Section 3.5(a)(3)(i)(B), will be deemed to have been applied whether or not such offer is accepted), then such amount not applied or invested or committed to be applied or invested will be deemed to constitute “Excess Proceeds” under this Indenture. Within 10 Business Days after the aggregate amount of Excess Proceeds under this Indenture exceeds $75.0 million in any fiscal year, the Issuer will be required to make an offer (an “Asset Disposition Offer”) to all Holders of the Notes and, to the extent the Issuer elects or is required to by the terms of any Pari Passu Indebtedness, to holders or lenders of any other outstanding Pari Passu Indebtedness (including the Existing Notes), to purchase the maximum aggregate principal amount of the Notes and any such Pari Passu Indebtedness to which such Asset Disposition Offer applies that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such Pari Passu Indebtedness, or 100% of the accreted value thereof, if less (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), in each case, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture or the agreements governing such Pari Passu Indebtedness, as applicable; provided that no Note of less than $2,000 remains outstanding thereafter. The Issuer will deliver notice of such Asset Disposition Offer electronically or by first-class mail as provided under Section 3.5(g) with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the Notes Register (or while Notes are in the form of Global Notes, in accordance with the Applicable Procedures), describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture, or otherwise in accordance with the Applicable Procedures of DTC, and described in such notice.

(c)                                  To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer or any Restricted Subsidiary may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture.  If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Issuer shall allocate the Excess Proceeds among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness; provided that no Notes or other Pari Passu Indebtedness in an unauthorized denomination will remain outstanding after such purchase.  Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

(d)                                 To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Issuer upon converting such portion into Dollars.

(e)                                  [Reserved].

(f)                                   For purposes of Section 3.5(a)(2), the following will be deemed to be cash:

(i)                                     the (x) assumption or (y) cancellation, extinguishment or termination of Indebtedness or other liabilities (as reflected on the Issuer’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) contingent or otherwise, in each case, of the Issuer or a Restricted Subsidiary (other than Subordinated Indebtedness of the Issuer or a Guarantor) and, in the case of clause (x) only, the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(ii)                                  securities, notes or other obligations received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(iii)                               Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(iv)                              consideration consisting of Indebtedness of the Issuer or a Guarantor (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Issuer or any Restricted Subsidiary; and

(v)                                 any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5 that is at that time outstanding, not to exceed the greater of $75.0 million and 25.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(g)                                  Upon the commencement of an Asset Disposition Offer, the Issuer shall send, or cause to be sent, electronically (when in global form) or by first-class mail (when in physical form), a notice to the Trustee and to each Holder at its registered address (or while Notes are in the form of Global Notes, in accordance with the Applicable Procedures).  The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Asset Disposition Offer.  Any Asset Disposition Offer shall be made to all Holders.  The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1)                                 that the Asset Disposition Offer is being made pursuant to this Section 3.5 and that, to the extent lawful, all Notes tendered and not withdrawn shall be accepted for payment (unless prorated);

(2)                                 the Asset Disposition payment amount, the Asset Disposition offered price, and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and not later than 60 days from the date such notice is mailed (the “Asset Sale Payment Date”);

(3)                                 that any Notes not tendered or accepted for payment shall continue to accrue interest in accordance with the terms thereof;

(4)                                 that, unless the Issuer defaults in making such payment, any Notes accepted for payment pursuant to the Asset Disposition Offer shall cease to accrue interest on and after the Asset Sale Payment Date;

(5)                                 that Holders electing to have any Notes purchased pursuant to any Asset Disposition Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice at least three (3) Business Days before the Asset Sale Payment Date;

(6)                                 that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than two (2) Business Days prior to the Asset Sale Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(7)                                 that if the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Disposition payment amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of at least $2,000 or integral multiples of $1,000 remain outstanding after purchase); and

(8)                                 that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

If any of the Notes subject to the Asset Disposition Offer are in the form of a Global Note, the Issuer may modify such notice to the extent necessary to comply with the Applicable Procedures of the Depositary.

(h)                                 If the Asset Sale Payment Date is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

(i)                                     On the Asset Sale Payment Date, the Issuer will, to the extent permitted by law,

(1)                                 accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Asset Disposition Offer,

(2)                                 deposit with the Paying Agent an amount equal to the aggregate Asset Disposition payment in respect of all Notes or portions thereof so tendered, and

(3)                                 deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(j)                                    The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this Section 3.5.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this

Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

SECTION 3.6  Limitation on Liens.

(a)                                 The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, Incur, assume or permit to exist any Lien (each, an “Initial Lien”) that secures Obligations under any Indebtedness or related guarantee of Indebtedness, on any asset or property of the Issuer or any Guarantor, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

(b)                                 Any Lien created for the benefit of the Holders of the Notes pursuant to Section 3.6(a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(c)                                  With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.  The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

(d)                                 For purposes of determining compliance with this Section 3.6, in the event that a proposed Lien (or a portion thereof) meets the criteria of more than one of the categories described in one or more of the clauses contained in the definition of “Permitted Liens,” the Issuer will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Lien (or any portion thereof) among one or more clauses contained in the definition of “Permitted Liens” in a manner that otherwise complies with this Section 3.6.

SECTION 3.7  Limitation on Guarantees.

(a)                                 The Issuer will not permit any of its Wholly-Owned Domestic Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Domestic Subsidiaries if such non-Wholly-Owned Domestic Subsidiaries Guarantee other capital markets debt securities of the Issuer or any Guarantor or Guarantee Indebtedness of the Issuer under the Credit Agreement), other than a Guarantor, to Guarantee the payment of any capital markets debt securities of the Issuer or any Guarantor or Indebtedness of the Issuer under the Credit Agreement, in each case, unless:

(1)                                 such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to this Indenture substantially in the form of Exhibit B providing for a Note Guarantee by such Restricted Subsidiary, except that with respect to a Guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantee of such Restricted Subsidiary substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee; and

(2)                                 such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture;

provided that this Section 3.7 shall not be applicable (i) to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Issuer’s obligations under the Notes or this Indenture by such Restricted Subsidiary would not be permitted under applicable law.

(b)                                 The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall not be required to comply with the 30-day period described in Section 3.7(a)(1).

SECTION 3.8  Limitation on Affiliate Transactions.

(a)                                 The Issuer will not, and will not permit any of its Restricted Subsidiaries to enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of the Issuer’s Affiliates (other than Holdings, the Issuer and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction) (an “Affiliate Transaction”) involving aggregate value in excess of $15.0 million unless:

(1)                                 the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that would reasonably be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)                                 in the event such Affiliate Transaction involves an aggregate value in excess of $37.5 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Issuer.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 3.8(a)(2) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.

(b)                                 Section 3.8(a) shall not apply to:

(1)                                 any Restricted Payment permitted to be made pursuant to Section 3.3 or any Permitted Investment;

(2)                                 any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Issuer, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Issuer, in each case, in the ordinary course of business or consistent with past practice;

(3)                                 any Management Advances and any waiver or transaction with respect thereto;

(4)                                 any transaction between or among the Issuer, any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction) or any joint venture (regardless of the form of legal entity) in which the Issuer or any Subsidiary has invested (and which joint venture would not be an Affiliate of the Issuer but for the Issuer’s or a Subsidiary of the Issuer’s ownership of Capital Stock in such joint venture) to the extent otherwise permitted under Article III or Article IV of this Indenture (other than solely by reference to this Section 3.8);

(5)                                 the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Issuer or any Restricted Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6)                                 the entry into and performance of obligations of the Issuer or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of, or on, the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.8 or to the extent not more disadvantageous to the Holders in any material respect (taken as a whole);

(7)                                 (i) any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing and (ii) any customary transaction with a Receivables Subsidiary effected as part of a Receivables Facility;

(8)                                 transactions with customers, clients, suppliers, contractors or purchasers or sellers of goods or services, in each case, in the ordinary course of business or consistent with past practice, which are fair to the Issuer or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors or the senior management of the Issuer or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9)                                 any transaction between or among the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer or similar entity that would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate or similar entity;

(10)                          issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Issuer or any Restricted Subsidiary;

(11)                          [reserved];

(12)                          (i) direct or indirect investments by Permitted Holders in securities, Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary (and payment to any Permitted Holder of all reasonable out of pocket expenses Incurred by such Permitted Holder in connection with its direct or indirect investment in securities, Indebtedness or Disqualified Stock of the Issuer and its Restricted Subsidiaries) so long as the investment is being offered by the Issuer or such Restricted Subsidiary generally to other investors who are not Affiliates of the Issuer or any Restricted Subsidiary on the same or more favorable terms and at least a majority of the principal amount of such Indebtedness or a majority of the aggregate liquidation preference of Disqualified Stock is purchased by Persons who are not Affiliates of the Issuer or any Restricted Subsidiary and (ii) payments to Permitted Holders in respect of securities, Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary contemplated in the foregoing clause (i) or that were acquired from Persons other than the Issuer and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities, Indebtedness or Disqualified Stock;

(13)                          the Previous Transactions and any Permitted Reorganization and the payment of all fees and expenses related to the Previous Transactions and any Permitted Reorganization;

(14)                          transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(1);

(15)                          the existence of, or the performance by the Issuer or any Restricted Subsidiaries of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date (or for any such terminated agreement for which such Person may be subject to contingent indemnity or reimbursement obligations as of the Issue Date) and any similar agreement that it may enter into thereafter, and the payment of reasonable out-of-pocket costs and expenses pursuant thereto; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respects;

(16)                          the payment of customary indemnities and reimbursement of expenses pursuant to the Sponsor Reimbursement Agreement;

(17)                          any Intercompany License Agreements;

(18)                          transactions undertaken pursuant to membership in a purchasing consortium;

(19)                          the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable;

(20)                          payments to or from, and transactions with, any joint venture in the ordinary course of business or consistent with past practice or industry norms (including any cash management activities related thereto);

(21)                          payments by the Issuer (and any Parent Entity) and any Subsidiaries thereof pursuant to tax sharing agreements among the Issuer (and any Parent Entity) and such Subsidiaries on customary terms to the extent attributable to the ownership or operations of the Issuer and the Restricted Subsidiaries; provided that, in each case, the amount of such payments in any fiscal year does not exceed the amount that the Issuer, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would have been required to pay in respect of such foreign, federal, state and/or local taxes for such fiscal year had the Issuer, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) paid such taxes separately from any such Parent Entity; and

(22)                          payments by the Issuer or any of its Restricted Subsidiaries of reasonable insurance premiums to, and any borrowings or dividends received from, any Captive Insurance Subsidiary.

SECTION 3.9  Change of Control.

(a)                                 If a Change of Control occurs after the Issue Date, subject to the exceptions described in Section 3.9(c) below, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date.  Within 30 days following any Change of Control, the Issuer will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the Notes Register, describing the transaction or transactions that constitute the Change of Control and with the following information:

(1)                                 that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)                                 the purchase price and the purchase date, which will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”), subject to extension (in the case where such notice is mailed or otherwise delivered prior to the occurrence of a Change of Control) in the event that the occurrence of the Change of Control is delayed;

(3)                                 that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)                                 that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)                                 that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)                                 that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)                                 that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered.  The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8)                                 if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)                                 the other instructions, as determined by the Issuer, consistent with this Section 3.9, that a Holder must follow.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

(b)                                 On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)                                 accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)                                 deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)                                 deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer and directing the Trustee to cancel such Notes.

The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.  Any Change of Control Offer shall comply with the Applicable Procedures of the Depositary.

(c)                                  The Issuer will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption of all outstanding Notes has been given pursuant to this Indenture as described under Section 5.3, unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.  Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d)                                 If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender, and do not withdraw, such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described in this Section 3.9, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

(e)                                  The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

SECTION 3.10  Reports.

(a)                                 Whether or not required by the SEC, so long as any Notes are outstanding, if not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system) (“EDGAR”), from and after the Issue Date, the Issuer will furnish to the Trustee and the Holders, within 15 days after the time periods specified below:

(1)                                 all financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (which, with respect to both annual and quarterly reports, will include a presentation of “Credit Agreement EBITDA” that conforms in all material respects to the presentation included in the Offering Memorandum) and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s independent registered accountants, within, in the case of annual information, 90 days after the end of each fiscal year and within, in the case of quarterly information, 60 days after the end of each of the first three fiscal quarters of each fiscal year; and

(2)                                 as promptly as provided in the SEC’s rules and regulations, all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports in a manner that complies in all material respects with the requirements specified in such form.

(b)                                 To the extent any such information is not so filed or furnished, as applicable, within the time periods specified in Section 3.10(a) and such information is subsequently filed or furnished, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.1 if Holders of at least 30% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.  In addition, to the extent not satisfied by the foregoing, the Issuer agrees that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective purchasers, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c)                                  Substantially concurrently with the furnishing or making such information available to the Holders pursuant to Section 3.10(a), unless otherwise made available on EDGAR, the Issuer shall also post copies of such information required by Section 3.10(a) on a website (which may be nonpublic and may be maintained by the Issuer or a third party) to which access will be given to Holders, prospective purchasers of the Notes (which prospective purchasers shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Issuer), and securities analysts and market making financial institutions that are reasonably satisfactory to the Issuer; provided, further, that such Holders, prospective investors, security analysts or market makers will agree to (1) treat all such reports (and the information contained therein) and information as confidential, (2) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (3) not publicly disclose or distribute any such reports (and the information contained therein) and information.

(d)                                 The Issuer will also hold quarterly conference calls for the Holders of the Notes to discuss financial information for the previous quarter; it being understood that such quarterly conference call may be the same conference call as with the lenders under any Credit Facility (if applicable) or with any equity investors of the Issuer or any Parent Entity and analysts.  In the event that the Issuer or any Parent Entity does not hold any such conference call with equity investors and analysts, each such conference call will be following the last day of each most recently ended fiscal quarter of the Issuer before or after (but not later than 10 Business Days after) the time that the Issuer distributes the financial statements as set forth in Section 3.10(a). Prior to such conference call, the Issuer will issue a press release announcing the time and date of such conference call and providing instructions to Holders, securities analysts and applicable current and prospective investors on how to obtain access to such call.

(e)                                  The Issuer may satisfy its obligations under this Section 3.10 with respect to financial information relating to the Issuer by furnishing financial information relating to a Parent Entity (including by making such reports available through EDGAR); provided that, the same is accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a stand-alone basis, on the other hand.

(f)                                   Notwithstanding anything to the contrary set forth in this Section 3.10, if the Issuer or any Parent Entity has made available through EDGAR the reports described in this Section 3.10 with respect to the Issuer or any Parent Entity (including any consolidated financial information required by Regulation S-X relating to the Issuer), the Issuer shall be deemed to be in compliance with the provisions of this Section 3.10.

(g)                                  Delivery under this Section 3.10 of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no responsibility whatsoever to determine whether any posting or filing through EDGAR or on any website as described in this Section 3.10 has occurred.

SECTION 3.11  Maintenance of Office or Agency.

The Issuer will maintain an office or agency where the Notes will be payable at the office or agency of the Issuer maintained for such purpose and where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be delivered.  The Corporate Trust Office of the Trustee, which initially shall be located at Wilmington Trust, National Association, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attention: Surgery Center Holdings, Inc. Administrator, shall be such office or agency of the Issuer unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes.  The Issuer will give prompt written notice to the Trustee of any change in the location of any such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation.  The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 3.12  Corporate Existence.  Except as otherwise provided in this Article III, Article IV and Section 10.2(b), the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Issuer and each Restricted Subsidiary; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if senior management of the Issuer determines that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

SECTION 3.13  Payment of Taxes.  The Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Issuer or any Restricted Subsidiary; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate actions and for which appropriate reserves, if necessary (in the good faith judgment of management of the Issuer), are being maintained in accordance with GAAP or where the failure to effect such payment will not be disadvantageous in any material respect to the Holders.

SECTION 3.14  Stay, Extension and Usury Laws.  The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 3.15  Compliance Certificate.  The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officer’s Certificate, signed by the Chief Executive Officer, Chief Financial Officer or the Chief Accounting Officer of the Issuer, stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that has occurred and is continuing; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date.  If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuer is taking or proposes to take with respect thereto.

SECTION 3.16  Further Instruments and Acts.  Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 3.17  Statement by Officers as to Default.  The Issuer shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Issuer becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuer is taking or proposes to take with respect thereto.

SECTION 3.18  Suspension of Certain Covenants on Achievement of Investment Grade Status.

(a)                                 Following the first day that (1) the Notes have achieved Investment Grade Status and (2) no Default or Event of Default has occurred and is continuing under this Indenture, then, beginning on that day (each such day, a “Suspension Date”) and continuing until any Reversion Date, the Issuer and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and 4.1(a)(3) (collectively, the “Suspended Covenants”). Additionally, upon the occurrence of an event resulting in Suspended Covenants, the amount of Excess Proceeds from Net Available Cash shall be reset to zero.

(b)                                 If on any date following a Suspension Date the Notes cease to have such Investment Grade Status (any such date, a “Reversion Date”), then the Suspended Covenants will thereafter be reinstated and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the applicable Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.  The period of time between a Suspension Date and a Reversion Date is referred to as the “Suspension Period.”

(c)                                  On any Reversion Date, all Indebtedness Incurred during the applicable Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.2(b)(4)(b).  Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.3 will be made as though Section 3.3 had been in effect since the Issue Date and prior to, but not during, the Suspension Period; provided, that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period, unless such designation would have complied with Section 3.3 as if Section 3.3 would have been in effect during such period.

Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 3.3. Any Affiliate Transaction entered into on and after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 3.8(b)(6).  Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in clauses (1) through (3) of Section 3.4(a) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 3.4(b)(1)(b) on and after any Reversion Date. During the Suspension Period, any future obligation to grant further Note Guarantees shall be suspended.  All such further obligations to grant Note Guarantees shall be reinstated upon the Reversion Date, but no Subsidiary of the Issuer shall be required to comply with Section 3.7 after the end of a Suspension Period with respect to any guarantee entered into by such Subsidiary during any Suspension Period.

(d)                                 The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders of the occurrence of a Suspension Date or Reversion Date.

SECTION 3.19  Designation of Restricted and Unrestricted Subsidiaries.

(a)                                 The Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause an Event of Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 3.3 or under one or more clauses of the definition of “Permitted Investment,” as determined by the Issuer.  That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b)                                 Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 3.3.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 3.2, the Issuer will be in default of Section 3.2.

(c)                                  The Issuer may at any time redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2, calculated on a Pro Forma Basis as of the most recently ended Test Period; and (2) no Default or Event of Default would be in existence following such designation.  Any such designation by the Issuer shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions.

ARTICLE IV

SUCCESSOR ISSUER; SUCCESSOR PERSON

SECTION 4.1  Merger and Consolidation.

(a)           The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)           the Issuer is the resulting or surviving Person or the resulting, surviving or transferee Person (such resulting or surviving Person, including, if applicable, the Issuer, or such transferred Person, as applicable, the “Successor Company”) will be a Person organized and existing under the laws of the United States, any State of the United States or the District of Columbia and the Successor Company (if not the Issuer) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of the Issuer under the Notes and this Indenture and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2)           immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Restricted Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or any such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)           immediately after giving effect to such transaction, on a Pro Forma Basis, either (a) the applicable Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a) or (b) the Consolidated Coverage Ratio as of the most recently ended Test Period would not be lower than it was for such Test Period immediately prior to giving effect to such transaction; and

(4)           the Issuer (or Successor Company if other than the Issuer) shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer, and such supplemental indenture (if any), comply with this Indenture; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of Section 4.1(a)(2) and (3).

(b)           The Successor Company will succeed to, and (if other than the Issuer) be substituted for, and may exercise every right and power of, the Issuer under the Notes and this Indenture, and in such event where the Successor Company is not the Issuer, the Issuer will automatically be released from its obligations under the Notes and this Indenture, but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under the Notes or this Indenture.

(c)           Notwithstanding Section 4.1(a)(2), (3) and (4) (which do not apply to transactions referred to in this sentence), any Restricted Subsidiary of the Issuer may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, the Issuer.

(d)           [Reserved].

(e)           Notwithstanding Section 4.1(a)(2) and (3) (which do not apply to the transactions referred to in this sentence), the Issuer may consolidate with or merge with or into, or wind up into an

Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, any State thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

(f)            Subject to certain limitations described in this Indenture governing release of a Note Guarantee as described under Article X, no Guarantor may:

(1)           consolidate with or merge with or into any Person, or

(2)           convey, transfer or lease all or substantially all its assets to any Person, in one transaction or a series of related transactions, unless

(i)            the other Person is the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction;

(ii)           either (x) such Guarantor is the resulting or surviving Person or (y)(I) the resulting, surviving or transferee Person (the “Successor Person”) will be a Person organized and existing under the laws of the United States, any State of the United States or the District of Columbia and the Successor Person (if not a Guarantor or the Issuer) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Guarantor under this Indenture and such Guarantor’s related Note Guarantee, (II) immediately after giving effect to the transaction, on a Pro Forma Basis, no Event of Default has occurred and is continuing and (III) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer, and such supplemental indenture (if any), comply with this Indenture; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of the applicable sub-clauses (y)(I) and (y)(II) above; or

(iii)          the transaction constitutes a sale, lease or other disposition (including by way of consolidation, amalgamation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by this Indenture.

Notwithstanding the foregoing (which do not apply to transactions referred to in this sentence), (a) any Guarantor may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, the Issuer or another Guarantor, (b) any Guarantor may liquidate, dissolve or wind up if the Issuer determines in good faith that such liquidation, dissolution or winding up is in the best interests of the Issuer and the Restricted Subsidiaries, taken as a whole, and is not materially disadvantageous to the Holders, and (c) any Guarantor may consolidate or otherwise combine with or merge with or into an Affiliate incorporated or organized in the United States, any State of the United States or the District of Columbia for the purpose of changing the legal domicile of such Guarantor, reincorporating such Guarantor in another jurisdiction, or changing the legal form of such Guarantor.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1  Notices to Trustee.  If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, it must furnish an Officer’s Certificate setting forth the following to the Trustee, at least 30 days but not more than 60 days before a redemption date, except that such Officer’s Certificate may be furnished more than 60 days prior to a redemption date if such Officer’s Certificate is furnished in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereof or the applicable redemption date is delayed:

(1)           the clause of this Indenture pursuant to which the redemption shall occur;

(2)           the redemption date;

(3)           the principal amount of Notes to be redeemed; and

(4)           the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuer at any time prior to notice of redemption being sent to any Holder.

SECTION 5.2  Selection of Notes to be Redeemed or Purchased.  If less than all of the Notes are to be redeemed at any time, the Trustee or the applicable Registrar, as applicable, will select Notes for redemption on a pro rata basis or by lot or by using a pool factor (or, in the case of Notes issued in global form, based on a method that most nearly approximates a pro rata selection as required by the Applicable Procedures of DTC); provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000), unless otherwise required by law or applicable stock exchange or depository requirements.  None of the Trustee, the applicable Registrar nor any of their agents shall be liable for any selections made by it in accordance with this paragraph (including the procedures of the relevant depositaries).

SECTION 5.3  Notice of Redemption.

(a)           At least 30 days but not more than 60 days before a redemption date, the Issuer will send or cause to be sent, by electronic delivery (in the case of Notes in global form) or by first-class mail (in the case of Notes in physical form), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, or while Notes are in the form of Global Notes in accordance with the Applicable Procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is (a) issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereof or (b) subject to one or more conditions precedent and such redemption date is delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion).

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1)           the redemption date;

(2)           the redemption price;

(3)           if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)           the name and address of the Paying Agent;

(5)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)           that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7)           the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)           that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9)           any condition precedent to redemption.

(b)           If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount of that Note that is to be redeemed.  A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note.  Notes called for redemption become due on the date fixed for redemption, as such date may be delayed, unless such redemption is cancelled.  On and after the redemption date, unless the Issuer defaults in payment of the redemption price, interest ceases to accrue on Notes or portions of Notes called for redemption.

(c)           For Notes which are represented by global certificates held on behalf of DTC, notices may be given by delivery of the relevant notices to DTC, in accordance with DTC’s procedures for communication to entitled account holders in substitution for the aforesaid mailing.

(d)           At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense.  In such event, the Issuer shall provide the Trustee with an Officer’s Certificate containing the information required by this Section 5.3 at least five (5) Business Days prior to the date on which the Issuer instructs the Trustee to send the notice (or such shorter period as the Trustee may agree).

(e)           Such notice of redemption, and the related redemption, may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related Equity Offering.  In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date as stated in such notice, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied.  The Issuer may provide in such notice of redemption that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

SECTION 5.4  Effect of Notice of Redemption.  Once notice of redemption is sent in accordance with this Indenture, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price stated in such notice, as such date may be delayed, unless such redemption is cancelled; provided however that a redemption or notice of redemption may, at the Issuer’s option and discretion, be subject to the satisfaction of one or more conditions precedent, including, but not limited to, completion of an Equity Offering (in the case of redemption pursuant to Section 5.7(b) hereof).

SECTION 5.5  Deposit of Redemption or Purchase Price.  Prior to 11:00 a.m. New York City Time on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on, all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest, if any, will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

SECTION 5.6  Notes Redeemed or Purchased in Part.  Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Issuer Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

SECTION 5.7  Optional Redemption.

(a)           At any time and from time to time prior to April 15, 2022, the Issuer may redeem the Notes in whole or in part, at its option, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”).

(b)           At any time and from time to time prior to April 15, 2022, the Issuer may, at its option, redeem up to 40% of the aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes issued after the Issue Date) at a redemption price equal to 110.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, with an amount not to exceed the net cash proceeds received by, or contributed to, the Issuer from any Equity Offering; provided that (1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (2) not less than 50% of the original aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes issued after the Issue Date) remains outstanding immediately thereafter (excluding Notes held by the Issuer or any of its Restricted Subsidiaries).  The Trustee shall select the Notes to be redeemed in the manner described under Sections 5.1 through 5.6.

(c)           Except pursuant to clauses (a) and (b) of this Section 5.7, the Notes will not be redeemable at the Issuer’s option prior to April 15, 2022.

(d)           At any time and from time to time on and after April 15, 2022, the Issuer may redeem the Notes in whole or in part, at its option, at a redemption price equal to the percentage of principal amount of the Notes redeemed set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on April 15 of each of the years indicated below:

Year	Percentage
2022	105.000%
2023	102.500%
2024	100.000%

(e)           Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(f)            Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6.

(g)           If the Redemption Date is after the relevant record date to receive interest due and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

SECTION 5.8  Mandatory Redemption.  The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes; provided however, that under certain circumstances, the Issuer may be required to offer to purchase Notes under Section 3.5 and Section 3.9.  The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1  Events of Default.

(a)           Each of the following is an “Event of Default”:

(1)           default in any payment of interest on any Note when due and payable, continued for 30 consecutive days;

(2)           default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3)           failure to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30% in principal amount of the outstanding Notes with any agreement or obligation (other than a default referred to in Section 6.1(a)(1) or (2)) contained in this Indenture; provided that in the case of a failure to comply with Section 3.10 of this Indenture, such period of continuance of such default or breach shall be 90 days after written notice described in this clause (3) has been given;

(4)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer any of its Restricted Subsidiaries) other than Indebtedness owed to the Issuer or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(A)         is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(B)         results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $60.0 million or more;

(5)           the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary);

(A)         commences a voluntary case or proceeding;

(B)         consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)         consents to the appointment of a Custodian of it or for substantially all of its property;

(D)         makes a general assignment for the benefit of its creditors;

(E)         consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F)         takes any comparable action under any foreign laws relating to insolvency;

(6)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)         is for relief against the Issuer or a Significant Subsidiary (or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) in an involuntary case;

(B)         appoints a Custodian of the Issuer or a Significant Subsidiary (or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) for substantially all of its property;

(C)         orders the winding up or liquidation of the Issuer or a Significant Subsidiary (or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary); or

(D)         or any similar relief is granted under any foreign laws;

and, in the case of any of the foregoing clauses (A) through (D), the order, decree or relief remains unstayed and in effect for 60 consecutive days;

(7)           failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of $60.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 consecutive days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”); or

(8)           any Guarantee of the Notes ceases to be in full force and effect, other than in accordance with the terms of this Indenture, or a Guarantor denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms of this Indenture or upon release of such Note Guarantee in accordance with this Indenture.

(b)           Notwithstanding the foregoing, a Default under Section 6.1(a)(3), (4), or (7) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Issuer of the Default and, with respect to Section 6.1(a)(3) and (7), the Issuer does not cure such Default within the time specified in Section 6.1(a)(3) or (7), as applicable, after receipt of such notice.

SECTION 6.2  Acceleration.

(a)           If an Event of Default (other than an Event of Default described in Section 6.1(a)(5) or (6) with respect to the Issuer) occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may declare the principal of, and premium, if any, and accrued and unpaid interest on, all the Notes to be due and payable.  Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately.

In the event of any Event of Default specified in Section 6.1(a)(4), such Event of Default and all consequences thereof (including any declaration of acceleration of the Notes occurring on account thereof) (and any related Default occurring under Section 6.1(a)(1) or (2) as a result of the acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if not later than 30 days after the declaration of acceleration (if any) of the Notes with respect thereto:

(1)           (x) the Indebtedness that gave rise to such Event of Default pursuant to Section 6.1(a)(4) shall have been discharged in full; or

(y)           the holders of the Indebtedness that gave rise to such Event of Default pursuant to Section 6.1(a)(4) have either (I) waived the event of default or payment default triggering such Event of Default pursuant to Section 6.1(a)(4) or (II) rescinded or waived the acceleration, notice or action (as the case may be) triggering such Event of Default pursuant to Section 6.1(a)(4);

(z)           if the event of default or payment default triggering such Event of Default pursuant to Section 6.1(a)(4) shall be remedied or cured; and

(2)           (x)  the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(y)           all existing Events of Default, except nonpayment of principal of, and premium or interest, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(b)           If an Event of Default described in Section 6.1(a)(5) or (6) with respect to the Issuer occurs and is continuing, the principal of, and premium, if any, and accrued and unpaid interest on, all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c)           (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default shall also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed under Section 3.10, or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by said provision or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified herein.

SECTION 6.3  Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative.

SECTION 6.4  Waiver of Past Defaults.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest, if any, on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2(b) cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest, if any, that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest, premium, if any, and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived.  No such rescission shall affect any subsequent Default or impair any right consequent thereto.  When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5  Control by Majority.  The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any actions are unduly prejudicial to such Holders) or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to it against all losses, liabilities and expenses (including reasonable and documented attorney’s fees and expenses) that may be caused by taking or not taking such action.

SECTION 6.6  Limitation on Suits.  Subject to Section 6.7, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)           such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)           Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)           such Holders have offered in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)           the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)           the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.7  Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Indenture (including Section 6.6), the right of any Holder to bring suit for the enforcement of any right to receive payment of principal of, premium, if any, or interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes shall not be impaired or affected without the consent of such Holder.

SECTION 6.8  Collection Suit by Trustee.  If an Event of Default specified in Section 6.1(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest, if any, to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9  Trustee May File Proofs of Claim.  The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10  Priorities.

(a)           If the Trustee collects any money or property pursuant to this Article VI it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due to it under Section 7.7;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD: to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b)           The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.  At least 15 days before such record date, the Issuer shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11  Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1  Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(1)                                 the Trustee undertakes to perform such duties and only such duties as are specifically set forth as duties of the Trustee in this Indenture or the Notes, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)                                 in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)                                  The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(1)                                 this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2)                                 the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(3)                                 the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4)                                 no provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)                                 Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(e)                                  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f)                                   Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)                                  Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

SECTION 7.2  Rights of Trustee.  Subject to Section 7.1:

(a)                                 The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.  The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(b)                                 Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)                                  The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d)                                 The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e)                                  The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in reliance on the advice or opinion of such counsel.

(f)                                   The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default or of any such Significant Subsidiary is received by the Trustee at the Corporate Trust Office of the Trustee specified in Section 3.11, and such notice references the Notes and this Indenture.

(g)                                  The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(h)                                 The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

(i)                                     The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee.

(j)                                    Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith, gross negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k)                                 The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l)                                     The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)                             The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n)                                 In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o)                                 Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.

SECTION 7.3  Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee.  Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.  In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest under the Trust Indenture Act, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

SECTION 7.4  Trustee’s Disclaimer.  The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5  Notice of Defaults.  If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after it is actually known to a Trust Officer.  Except in the case of a Default or Event of Default in payment of principal of, or premium, if any, or interest, if any, on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6  [Reserved].

SECTION 7.7  Compensation and Indemnity.  The Issuer shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Issuer and the Trustee shall from time to time agree in writing.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, and costs of preparation and mailing of notices to Holders.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee.  The Issuer shall indemnify the Trustee against any and all loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a final order of a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise).  The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice.  Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder.  The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense.  The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.  Such lien shall survive the satisfaction and discharge of this Indenture.  The Trustee’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuer.

The Issuer’s payment obligations pursuant to this Section 7.7 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.  Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in Section 6.1(a)(5) or (6), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8  Replacement of Trustee.  The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation.  The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld.  The Issuer shall remove the Trustee if:

(1)                                 the Trustee fails to comply with Section 7.10 hereof;

(2)                                 the Trustee is adjudged bankrupt or insolvent;

(3)                                 a receiver or other public officer takes charge of the Trustee or its property; or

(4)                                 the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall, at the expense of the Issuer, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Trust Indenture Act Section 310(b), any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.  The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.9  Successor Trustee by Merger.  If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10  Eligibility; Disqualification.  This Indenture shall always have a Trustee that satisfies the requirements of Trust Indenture Act Section 310(a)(1), (2) and (5) in every respect.  The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition.  The Trustee shall comply with Trust Indenture Act Section 310(b); provided, however, that there shall be excluded from the operation of Trust Indenture Act Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Trust Indenture Act Section 310(b)(1) are met.

SECTION 7.11  Preferential Collection of Claims Against the Issuer.  The Trustee shall comply with Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b).  A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated.

SECTION 7.12  Trustee’s Application for Instruction from the Issuer.  Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective.  The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1  Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance.  The Issuer may, at its option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this Article VIII.

SECTION 8.2  Legal Defeasance and Discharge.  Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth in Section 8.4 are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under such Notes, the Note Guarantees, and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)                                 the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(2)                                 the Issuer’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.11 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3)                                 the rights, powers, trusts, duties and immunities of the Trustee and the Issuer’s or Guarantors’ obligations in connection therewith; and

(4)                                 this Article VIII with respect to provisions relating to Legal Defeasance.

Subject to compliance with this Section 8.2, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

SECTION 8.3  Covenant Defeasance.  Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.12 (except with respect to the

Issuer), 3.13, 3.18, 3.19 and Section 4.1 (except Section 4.1(a)(1) and (a)(2)) hereof with respect to the outstanding Notes on and after the date of the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder.  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified in this Section 8.3, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby.  In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Section 6.1(a)(3) (solely with respect to the defeased covenants listed above), (4), (5) (with respect only to a Guarantor that is a Significant Subsidiary), (6) (with respect only to a Guarantor that is a Significant Subsidiary), (7) and (8) hereof shall not constitute Events of Default.

SECTION 8.4  Conditions to Legal or Covenant Defeasance.  In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(1)                                 the Issuer must irrevocably deposit with the Trustee, in trust (the “Defeasance Trust”), for the benefit of the Holders, cash in Dollars or U.S. Government Obligations or a combination thereof in such amounts as will be sufficient to pay the principal of and premium, if any, and interest, if any, due on the Notes to, but excluding, the date of redemption or maturity, as the case may be; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited will be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption; and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2)                                 in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions:

(A)                          the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B)                          since the issuance of such Notes, there has been a change in the applicable U.S. federal income tax law;

in either case stating that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)                                 in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States stating that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)                                 [reserved];

(5)                                 [reserved];

(6)                                 the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code, as amended;

(7)                                 the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer;

(8)                                 the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with; and

(9)                                 with respect to U.S. Government Obligations or a combination of money and U.S. Government Obligations, the Issuer shall have delivered to the Trustee a certificate from an Independent Financial Advisor expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be.

SECTION 8.5  Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.  Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(9) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6  Repayment to the Issuer.  Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request unless an abandoned property law designates another Person or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

SECTION 8.7  Reinstatement.  If the Trustee or Paying Agent is unable to apply any money or U.S. dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1  Without Consent of Holders.   Notwithstanding Section 9.2 of this Indenture, the Issuer, any Guarantor (with respect to any Note Document to which it is a party) and the Trustee may amend, supplement, modify or waive any provision of this Indenture, any Note Guarantee and the Notes without the consent of any Holder to:

(1)                                 cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of Notes,” in the Offering Memorandum to the extent such provision was intended to be a verbatim recitation thereof, as such intention is set forth in an Officer’s Certificate, or reduce the minimum denomination of the Notes;

(2)                                 provide for the assumption by a Successor Person of the obligations of the Issuer or any Guarantor under any Note Document;

(3)                                 provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)                                 add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(5)                                 make any change that does not adversely affect the rights of any Holder in any material respect (as determined in good faith by the Issuer);

(6)                                 at the Issuer’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act (it being agreed that this Indenture will not on the Issue Date, and need not thereafter, qualify under the Trust Indenture Act);

(7)                                 make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Additional Notes;

(8)                                 to provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 3.2, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(9)                                 evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements hereof or to provide for the accession by the Trustee to any Note Document; or

(10)                          make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect.

Subject to Section 9.2, upon the request of the Issuer accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Sections 9.6 and 13.4 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.  Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit B hereto, and delivery of an Officer’s Certificate.

After an amendment or supplement under this Section 9.1 becomes effective, the Issuer shall mail or send electronically to Holders a notice briefly describing such amendment or supplement.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1.

SECTION 9.2  With Consent of Holders.

(a)           Except as provided in this Section 9.2, the Issuer, the Guarantors and the Trustee may amend or supplement the Note Documents with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under this Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Sections 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance by the Issuer or any Restricted Subsidiary with any provision of the Note Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under this Indenture (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes).  Section 2.12 hereof and Section 13.6 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Issuer accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 9.6 and 13.4 hereof, the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

(b)           Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes held by a nonconsenting Holder:

(1)           reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the stated rate of, or extend the stated time for payment of, interest on any such Note;

(3)           reduce the principal of or extend the Stated Maturity of any such Note;

(4)           reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed (for the avoidance of doubt, other than provisions relating to Sections 3.5 and 3.9); provided, that any amendment to the minimum notice requirement may be made with the consent of the Holders of a majority in aggregate principal amount of then outstanding Notes;

(5)           make any such Note payable in currency other than that stated in such Note;

(6)           impair the right of any Holder to institute suit for the enforcement of any right to receive payment of principal of and interest on such Holder’s Notes;

(7)           waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(8)           make any change to or modify the ranking of the Notes or Note Guarantees that would adversely affect the Holders; or

(9)           make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2(b).

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.  A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment or supplement under this Section 9.2 becomes effective, the Issuer shall mail or send electronically to Holders a notice briefly describing such amendment or supplement.  The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

SECTION 9.3  [Reserved].

SECTION 9.4  Revocation and Effect of Consents and Waivers.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.4 or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5  Notation on or Exchange of Notes.  The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.  Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6  Trustee to Sign Amendments.  The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it.  In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.4 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuer or any Guarantor, as the case may be, in accordance with its terms.  Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

ARTICLE X

GUARANTEE

SECTION 10.1  Guarantee.  Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes and to the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuer under this Indenture (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations” and each such guarantee, collectively, the “Note Guarantees”).  Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Note Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, to the extent permitted by law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the

Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, to the extent permitted by law, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2, Article VIII or Article XI.  Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest, if any, on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.1.

SECTION 10.2  Limitation on Liability; Termination, Release and Discharge.

(a)           Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)           Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:

(1)           any sale or other disposition (including by way of consolidation, amalgamation or merger) of the Capital Stock of such Guarantor after which such Guarantor is no longer a Restricted Subsidiary, or any sale or other disposition of all or substantially all the assets of the Guarantor, to a Person other than to the Issuer or a Restricted Subsidiary, in each case, if such sale or other disposition is permitted by this Indenture;

(2)           the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3)           defeasance or discharge of the Notes, as provided in Articles VIII or XI;

(4)           such Guarantor being released from all of its obligations under all of its Guarantees of (i) payment by the Issuer of any Indebtedness of the Issuer under the Credit Agreement or (ii) in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its Guarantee of other Indebtedness of the Issuer or a Guarantor pursuant to Section 3.7, the relevant Indebtedness, except in the case of (i) or (ii), a release as a result of the repayment in full of the Indebtedness specified in clause (i) or (ii) (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Indebtedness of such Guarantor under the Credit Agreement or any Other Guarantee is so reinstated, such Note Guarantee shall also be reinstated).

SECTION 10.3  Right of Contribution.  Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment.  The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4  No Subrogation.  Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guaranteed Obligations are paid in full.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.1  Satisfaction and Discharge.  This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)           either:

(1)           all Notes that have been authenticated and delivered except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)           all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer;

(b)           the Issuer has deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in Dollars or U.S. Government Obligations, or a combination thereof (together with, if U.S. Government Obligations or a combination of money and U.S. Government Obligations are deposited, a certificate from an Independent Financial Advisor to the effect set forth in Section 8.4(9)), in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to, but excluding, the date of deposit (in the case of Notes that have become due and payable), or to, but excluding, the Stated Maturity or redemption date, as the case may be; provided, that (I) upon any redemption that requires the payment of the Applicable Premium, the amount deposited will be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption and (II) any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption;

(c)           [reserved];

(d)           the Issuer has paid or caused to be paid all other sums payable under this Indenture;

(e)           the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such Notes issued hereunder at maturity or the Redemption Date, as the case may be; and

(f)            the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under Article XI relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with clauses (a) and (b)).

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to clause (b) of this Section 11.1, the provisions of Sections

11.2 and 8.6 hereof will survive.  The provisions of Section 7.7 shall survive the satisfaction and discharge of this Indenture.

SECTION 11.2  Application of Trust Money.  Subject to the provisions of Section 8.6 hereof, all money deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

[RESERVED]

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1  [Reserved].

SECTION 13.2  Notices.  Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuer:

Surgery Center Holdings, Inc.

310 Seven Springs Way, Suite 500

Brentwood, TN 37027

Attention: Thomas F. Cowhey

Telephone: (615) 234-5906

E-mail: tom.cowhey@surgerypartners.com

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199
Attention:  Byung Choi

Telephone: (617) 951-7277
Email: byung.choi@ropesgray.com

if to the Trustee, at its Corporate Trust Office, which Corporate Trust Office for purposes of this Indenture is at the date hereof located at:

Wilmington Trust, National Association
50 South Sixth Street, Suite 1290

Minneapolis, MN 55402
Attention: Surgery Center Holdings, Inc. Administrator
Facsimile: (612) 217-5651

The Issuer or the Trustee by written notice to each other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven (7) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).  Any notice or communication to the Trustee shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register or sent electronically and shall be sufficiently given if so sent within the time prescribed.

Any notice provided to a Holder by publication shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.  Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to such Holder if so mailed within the time prescribed (or per the procedures of DTC, in the case of Global Notes).

Failure to mail or deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

SECTION 13.3  Communication by Holders with other Holders.  Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

SECTION 13.4  Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture or the Notes (other than, with respect to clause (2) below, as set forth in the last sentence of Section 9.7 or as otherwise expressly set forth in this Indenture), the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(1)           an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.5 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture or the Notes relating to the proposed action have been satisfied; and

(2)           an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with; provided that no such Opinion of Counsel shall be required to be delivered in connection with the issuance of the Notes that are issued on the Issue Date.

SECTION 13.5  Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture or the Notes shall include:

(1)           a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)           a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)           a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 13.6  When Notes Disregarded.  In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded.  In connection with any such direction, waiver or consent, the Issuer shall furnish to the Trustee an Officer’s Certificate listing and identifying all Notes, if any, known by the Issuer to be owned by or for the account of the Issuer or any Subsidiary thereof.  Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.7  Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by, or at meetings of, Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.8  Legal Holidays.  A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the state of the place of payment.  If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.  If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.9  Governing Law.  THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.10  Jurisdiction.  The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.  The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.  The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

SECTION 13.11  Waivers of Jury Trial.  EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREBY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.12  USA PATRIOT Act.  The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The parties to this Indenture agree that they will provide the Trustee with such information as each may request in order to satisfy the requirements of the USA PATRIOT Act.

SECTION 13.13  No Recourse Against Others.  No director, officer, employee, incorporator, member, partner or equityholder of the Issuer or any of its Subsidiaries or Affiliates, as such, shall have any personal liability for any obligations of the Issuer or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.14  Successors.  All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.15  Multiple Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Indenture and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 13.16  Table of Contents; Headings.  The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.17  Force Majeure.  In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control (including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services), it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.18  Severability.  In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

SURGERY CENTER HOLDINGS, INC., as Issuer

By:	/s/ Thomas F. Cowhey
Name:	Thomas F. Cowhey
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Indenture]

GUARANTORS:	AMBULATORY RESOURCE CENTRES INVESTMENT COMPANY, LLC
AMBULATORY RESOURCE CENTRES OF WASHINGTON, LLC
AMBULATORY RESOURCE CENTRES OF WILMINGTON, LLC
ANESTHESIOLOGY PROFESSIONAL SERVICES, INC.
APS OF BRADENTON, LLC
APS OF HAMMOND, LLC
ARC DEVELOPMENT, LLC
ARC FINANCIAL SERVICES, LLC
ASC OF NEW ALBANY, LLC
SGRY HOLDINGS, LP
SGRY, LLC
HAMMOND ANESTHESIA SERVICES, LLC
IDAHO FALLS COMMUNITY HOSPITAL, LLC
LOGAN LABORATORIES, LLC
NEOSPINE SURGERY OF PUYALLUP, LLC
NEOSPINE SURGERY, LLC
NOVAMED ACQUISITION COMPANY, LLC
NOVAMED ALLIANCE, INC.
NOVAMED MANAGEMENT OF KANSAS CITY, LLC
NOVAMED MANAGEMENT SERVICES, LLC
NOVAMED OF BETHLEHEM, LLC
NOVAMED OF LEBANON, LLC
NOVAMED OF SAN ANTONIO, LLC
NOVAMED OF TEXAS, LLC
NOVAMED OF WISCONSIN, LLC
NOVAMED, LLC
PSC DEVELOPMENT COMPANY, LLC
PSC OPERATING COMPANY, LLC
RIVERSIDE ANESTHESIA SERVICES, LLC
RIVERSIDE BILLING AND MANAGEMENT COMPANY, LLC
RIVERSIDE SPINE & PAIN PHYSICIANS, LLC
SARASOTA ANESTHESIA SERVICES, LLC
SARC/ASHEVILLE, LLC
SARC/FT. MYERS, INC.
SARC/GEORGIA, INC.
SARC/KENT, LLC
SARC/LARGO ENDOSCOPY, LLC
SARC/LARGO, INC.
SARC/PROVIDENCE, LLC
SARC/ST. CHARLES, INC.
SMBI DOCS, LLC
SMBI GREAT FALLS, LLC

	By:	/s/ Thomas F. Cowhey
	Name:	Thomas F. Cowhey
	Title:	President and Chief Financial Officer

SMBI HAVERTOWN, LLC
SMBI IDAHO, LLC
SMBI LHH, LLC
SMBI PORTSMOUTH, LLC
SMBI STLWSC, LLC
SMBIMS BIRMINGHAM, LLC
SMBIMS DURANGO, LLC
SMBIMS FLORIDA I, LLC
SMBIMS KIRKWOOD, LLC
SMBIMS STEUBENVILLE, INC.
SMBIMS WICHITA, LLC
SMBISS BEVERLY HILLS, LLC
SMBISS CHESTERFIELD, LLC
SMBISS ENCINO, LLC
SMBISS IRVINE, LLC
SP MANAGEMENT SERVICES, INC.
SP NORTH DAKOTA, LLC
SP PRACTICE MANAGEMENT, LLC
SURGERY PARTNERS ACQUISITION COMPANY, LLC
SURGERY PARTNERS OF CORAL GABLES, LLC
SURGERY PARTNERS OF LAKE MARY, LLC
SURGERY PARTNERS OF LAKE WORTH, LLC
SURGERY PARTNERS OF MERRITT ISLAND, LLC
SURGERY PARTNERS OF MILLENIA, LLC
SURGERY PARTNERS OF NEW TAMPA, LLC
SURGERY PARTNERS OF PARK PLACE, LLC
SURGERY PARTNERS OF SARASOTA, LLC
SURGERY PARTNERS OF WEST KENDALL, L.L.C.
SURGERY PARTNERS OF WESTCHASE, LLC
SURGERY PARTNERS, LLC
SYMBION AMBULATORY RESOURCE CENTRES, LLC
SYMBION HOLDINGS, LLC
TAMPA PAIN RELIEF CENTER, INC.
TEXARKANA SURGERY CENTER GP, LLC
UNIPHY HEALTHCARE OF JOHNSON CITY VI, LLC
VASC, LLC
VILLAGE SURGICENTER, LLC
APS OF JONESBORO, LLC
BLUE RIDGE NOVAMED, INC.
COMMUNITY HOSPITAL HOLDING COMPANY, LLC
COMMUNITY HOSPITAL MANAGEMENT COMPANY, LLC
JENKINS COUNTY HOSPITAL, LLC
JONESBORO ANESTHESIA SERVICES, LLC
NATIONAL SURGICAL HOSPITALS, LLC
NOVAMED OF LAREDO, INC.
NSH CALIFORNIA, LLC
NSH CONNECTICUT, LLC

By:	/s/ Thomas F. Cowhey
Name:	Thomas F. Cowhey
Title:	President and Chief Financial Officer

NSH DURHAM, INC.
NSH EL PASO INC.
NSH EL PASO SPECIALTY HOSPITAL, INC.
NSH GEORGIA, LLC
NSH LOGAN, INC.
NSH LOUISIANA, LLC
NSH MANAGEMENT OF ARIZONA, LLC
NSH MANAGEMENT OF CALIFORNIA, LLC
NSH MESA, LLC
NSH MICHIGAN PROPERTIES, LLC
NSH MICHIGAN, INC.
NSH NORTH IDAHO, LLC
NSH SAN ANTONIO SURGICAL HOSPITAL, LLC
NSH TEXAS, LLC
NSH WISCONSIN, LLC
QUAHOG HOLDING COMPANY, LLC
SCREVEN COUNTY FAMILY HEALTH CENTER, LLC
SCREVEN COUNTY HOSPITAL, LLC
SENTRY MEDICAL BILLING, LLC
SP LOUISIANA, LLC
SPACE COAST ANESTHESIA SERVICES, LLC
SURGERY CENTER OF PENNSYLVANIA, LLC
SYMBIONARC SUPPORT SERVICES, LLC
THE CENTER FOR SPECIAL SURGERY, LLC
THE VILLAGES SURGERY CENTER, LLC

By:	/s/ Thomas F. Cowhey
Name:	Thomas F. Cowhey
Title:	President and Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Sarah K. Vilhauer
Name:	Sarah K. Vilhauer
Title:	Banking Officer

[Signature Page to the Indenture]

EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]
[Applicable Restricted Notes Legend]
[Depository Legend, if applicable]
[Temporary Regulation S Legend, if applicable]

No. [ ]	Principal Amount $[ ]
[as revised by the Schedule of Increases and Decreases in Global Note attached hereto](1)
CUSIP No. [ ]
ISIN No. [ ]

SURGERY CENTER HOLDINGS, INC.

10.000% Senior Notes due 2027

SURGERY CENTER HOLDINGS, INC., a Delaware corporation, promises to pay to Cede & Co., or its registered assigns, the principal sum of                             Dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on April 15, 2027.

Interest Payment Dates: October 15 and April 15, commencing October 15, 2019.

Record Dates: October 1 and April 1.

Additional provisions of this Note are set forth on the other side of this Note.

(1)  Insert in Global Notes only.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

SURGERY CENTER HOLDINGS, INC.

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF NOTE]
SURGERY CENTER HOLDINGS, INC.

10.000% Senior Notes due 2027

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.                                      Interest

Surgery Center Holdings, Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at 10.000% per annum from April 11, 2019 until maturity. The Issuer will pay interest semi-annually in arrears every October 15 and April 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be October 15, 2019. The Issuer shall pay interest on overdue principal at the rate specified herein, and, subject to Section 2.15 of the Indenture, it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.                                      Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest, if any, on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, and interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding October 1 and April 1, respectively, at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent or Registrar designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, interest, if any) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest, if any) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.                                      Paying Agent and Registrar

The Issuer initially appoints Wilmington Trust, National Association, as trustee (the “Trustee”) as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.                                      Indenture

The Issuer issued the Notes under an Indenture dated as of April 11, 2019 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuer, the Guarantors party thereto from time to time and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms.  To the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.                                      Guarantees

To guarantee the due and punctual payment of the principal, premium, if any, and interest, if any (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors will unconditionally guarantee such obligations on a senior basis pursuant to the terms of the Indenture.

6.                                      Optional Redemption

(a)                                 At any time and from time to time prior to April 15, 2022, the Issuer may redeem the Notes in whole or in part, at its option, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, to but excluding the date of redemption (the “Redemption Date”).

(b)                                 At any time and from time to time prior to April 15, 2022, the Issuer may, at its option, redeem up to 40% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes issued after the Issue Date), at a redemption price equal to 110.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, with an amount not to exceed the net cash proceeds received by, or contributed to, the Issuer from any Equity Offering; provided that (1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (2) not less than 50% of the original aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes issued after the Issue Date) remains outstanding immediately thereafter (excluding Notes held by the Issuer or any of its Restricted Subsidiaries).  The Trustee shall select the Notes to be redeemed in the manner described under Sections 5.1 through 5.6 of the Indenture.

(c)                                  Except pursuant to clauses (a) and (b) of this paragraph 6, the Notes will not be redeemable at the Issuer’s option prior to April 15, 2022.

(d)                                 At any time and from time to time on and after April 15, 2022, the Issuer may redeem the Notes in whole or in part, at its option, at a redemption price equal to the percentage of principal amount of the Notes redeemed set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on April 15 of each of the years indicated below:

Year	Percentage
2022	105.000%
2023	102.500%
2024	100.000%

(e)                                  Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(f)                                   Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Sections 5.1 through 5.6 of the Indenture.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Issuer may be required to offer to purchase Notes under Section 3.5 and Section 3.9 of the Indenture. The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

7.                                      [Reserved]

8.                                      Repurchase Provisions

If a Change of Control pursuant to Section 3.9 of the Indenture occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all outstanding Notes pursuant to Section 5.7 of the Indenture, each Holder will have the right to require the Issuer to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Dispositions, the Issuer may be required to use the Excess Proceeds from such Asset Disposition to offer to purchase the maximum aggregate principal amount of Notes (that is $2,000 or an integral multiple of $1,000 in excess thereof) and, at the Issuer’s option, Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.5 and in Article V of the Indenture.

9.                                      Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Issuer, Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 30 calendar days before the mailing of a notice of redemption of Notes to be redeemed and ending at the close of business on the day of such mailing or (2) 15 calendar days before an Interest Payment Date and ending on such Interest Payment Date, (B) called for redemption, except the unredeemed portion of any Note being redeemed in part or (C) tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Disposition Offer, except the untendered portion of any Note being repurchased in part.

10.                               Persons Deemed Owners

The registered Holder of this Note shall be treated as the owner of it for all purposes.

11.                               Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest, if any on the Notes to redemption or maturity, as the case may be.

12.                               Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture or the Notes may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes as provided in the Indenture.

13.                               Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 30% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, and any other monetary obligations on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium, interest, if any, and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

14.                               Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest under the Trust Indenture Act, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the Commission for permission to continue acting as Trustee or (iii) resign.

15.                               No Recourse Against Others

No director, officer, employee, incorporator, member, partner or equityholder of the Issuer or any of its Subsidiaries or Affiliates, as such, shall have any personal liability for any obligations of the Issuer or the Guarantors under the Notes, the Note Guarantees, or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

16.                               Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17.                               Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

18.                               CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

19.                               Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Surgery Center Holdings, Inc.

310 Seven Springs Way, Suite 500

Brentwood, TN 37027

Attention: Thomas F. Cowhey

Telephone: (615) 234-5906

E-mail: tom.cowhey@surgerypartners.com

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint           agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuer; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐

transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904; or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Signature
Dated:

Signature Guarantee:

(Signature must be guaranteed)	Signature

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5 ☐            Section 3.9 ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $                               and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):                   .

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

Form of Supplemental Indenture

[                     ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [                     ], by and among [                          ] (the “Guaranteeing Subsidiary”), Surgery Center Holdings, Inc., a Delaware corporation (the “Issuer”), and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, each of the Issuer and the Trustee have heretofore executed and delivered an indenture dated as of April 11, 2019 (as amended, supplemented, waived or otherwise modified from time to time, the “Indenture”), providing for the issuance of an aggregate principal amount of $430,000,000 of 10.000% Senior Notes due 2027 (the “Notes”) of the Issuer;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, any Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the benefit of the Trustee and the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1. Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2. Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Notices. All notices and other communications to the Guarantors shall be given as provided in the Indenture.

SECTION 3.2. Merger and Consolidation. The Guaranteeing Subsidiary shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, another Person (other than the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(f) of the Indenture.

SECTION 3.3. Release of Guarantee. The Note Guarantees hereunder may be released in accordance with Section 10.2 of the Indenture.

SECTION 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7. Benefits Acknowledged. The Guaranteeing Subsidiary’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.9. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.10. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 3.11. Execution and Delivery. The Guaranteeing Subsidiary agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Note Guarantee.

SECTION 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.13. Jurisdiction.  The parties hereto agree that any suit, action or proceeding arising out of or based upon this Supplemental Indenture may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each party hereto irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.  The parties hereto irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Supplemental Indenture, including such actions, suits or proceedings relating to securities laws of the United States or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.  The parties hereto agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon them, and may be enforced in any court to the jurisdiction of which they are subject by a suit upon such judgment.

SECTION 3.14. Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

SURGERY CENTER HOLDINGS, INC.,as Issuer

By:
Name:
Title:

[GUARANTEEING SUBSIDIARY],
as a Guarantor

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT C

Form of Certificate to be Delivered Upon Termination of Restricted Period

[Date]

Surgery Center Holdings, Inc.

310 Seven Springs Way, Suite 500

Brentwood, TN 37027

Attention: Thomas F. Cowhey

Telephone: (615) 234-5906

E-mail: tom.cowhey@surgerypartners.com

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attention: Byung Choi

Email: byung.choi@ropesgray.com

Wilmington Trust, National Association, as Trustee and Registrar
50 South Sixth Street, Suite 1290

Minneapolis, MN 55402
Attention: Surgery Center Holdings, Inc. Administrator
Facsimile: (612) 217-5651

Re:                             Surgery Center Holdings, Inc. (the “Issuer”).

10.000% Senior Notes due 2027 (the “Notes”)

Ladies and Gentlemen:

This letter relates to Notes represented by a temporary Global Note (the “Temporary Regulation S Global Note”). Pursuant to Section 2.1 of the Indenture dated as of April 11, 2019 relating to the Notes (the “Indenture”), we hereby certify that the persons who are the beneficial owners of $[                  ] principal amount of Notes represented by the Temporary Regulation S Global Note are persons outside the United States to whom beneficial interests in such Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended. Accordingly, you are hereby requested to issue a Permanent Regulation S Global Note representing the undersigned’s interest in the principal amount of Notes represented by the Temporary Regulation S Global Note, all in the manner provided by the Indenture. We certify that we [are][are not] an Affiliate of the Issuer.

The Trustee, Registrar and the Issuer are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

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Very truly yours,

[Name of Transferor]

By:
Authorized Signature

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EXHIBIT D

Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S

[Date]

Surgery Center Holdings, Inc.

310 Seven Springs Way, Suite 500

Brentwood, TN 37027

Attention: Thomas Cowhey

Telephone: (615) 234-5906

E-mail: tom.cowhey@surgerypartners.com

Wilmington Trust, National Association,
as Trustee and Registrar
50 South Sixth Street, Suite 1290

Minneapolis, MN 55402
Attention: Surgery Center Holdings, Inc. Administrator
Facsimile: (612) 217-5651

Re:                             Surgery Center Holdings, Inc. (the “Issuer”).

10.000% Senior Notes due 2027 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[                  ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)                                 the offer of the Notes was not made to a person in the United States;

(b)                                 either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)                                  no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)                                 the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2),

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Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuer.

The Trustee, Registrar and the Issuer are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

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EXHIBIT E

Form of Certificate from Acquiring Institutional Accredited Investor

Surgery Center Holdings, Inc.

310 Seven Springs Way, Suite 500

Brentwood, TN 37027

Attention: Thomas Cowhey

Telephone: (615) 234-5906

E-mail: tom.cowhey@surgerypartners.com

Wilmington Trust, National Association,
as Trustee and Registrar
50 South Sixth Street, Suite 1290

Minneapolis, MN 55402
Attention: Surgery Center Holdings, Inc. Administrator
Facsimile: (612) 217-5651

Re:                             Surgery Center Holdings, Inc. (the “Issuer”).

10.000% Senior Notes due 2027 (the “Notes”)

Reference is hereby made to the Indenture, dated as of April 11, 2019 (the “Indenture”), among the Issuer, the Guarantors party thereto and Wilmington Trust, National Association, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $[                         ] aggregate principal amount of:

(a)  ☐ a beneficial interest in a Global Note, or

(b)  ☐ a Definitive Note,

we confirm that:

1.                                      We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2.                                      We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the

E-1

provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.                                      We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.                                      We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.                                      We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

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